  As filed with the Securities and Exchange Commission on April 14, 2000

                                                 Registration No. 333-31262
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                              Amendment No. 1

                                    to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                             LINKSHARE CORPORATION
             (Exact name of registrant as specified in its charter)
                                ----------------
        Delaware                    7374                   13-3967340
    (State or other          (Primary Standard          (I.R.S. Employer
    jurisdiction of              Industrial          Identification Number)
    incorporation or        Classification Code
     organization)                Number)
                             LinkShare Corporation
                        215 Park Avenue South, 8th Floor
                            New York, New York 10003
                                 (646) 654-6000
           (Address, including zip code, telephone number, including
            area code, of registrant's principal executive offices)
                                Joseph E. Young
                            Executive Vice President
                             LinkShare Corporation
                        215 Park Avenue South, 8th Floor
                            New York, New York 10003
                                 (646) 654-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:
        Lee D. Charles, Esq.                    Stephen H. Cooper, Esq.
         Baker Botts L.L.P.                    Weil, Gotshal & Manges LLP
        599 Lexington Avenue                        767 Fifth Avenue
      New York, New York 10022                  New York, New York 10153
     Telephone: (212) 705-5000                 Telephone: (212) 310-8000
      Telecopy: (212) 705-5125                  Telecopy: (212) 310-8007

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               Proposed        Proposed
                                 Amount        Maximum          Maximum
  Title of Each Class of         to be      Offering Price     Aggregate        Amount of
Securities to Be Registered  Registered(1)    Per Share    Offering Price(2) Registration Fee
---------------------------------------------------------------------------------------------
 Common Stock, $.001 par       5,405,000
  value..................        shares         $12.00        $64,860,000       $17,123(3)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1)Includes 705,000 shares that the underwriters have an option to purchase from the Registrant to cover over-allotments, if any.

(2)Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.

(3) The Registrant previously paid $15,180 of this fee on February 28, 2000.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 14, 2000

                             4,700,000 Shares

                                [LINKSHARE LOGO]

                                  Common Stock

                                   --------

  Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $10.00 and $12.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "LNKS."

  The underwriters have an option to purchase a maximum of 705,000 additional shares to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" on page  .

                                                               Underwriting
                                                              Discounts and     Proceeds to
                                            Price to Public    Commissions       LinkShare
                                            ---------------   -------------    -------------
Per Share..................................       $                $                $
Total......................................      $                $                $

  Delivery of the shares of common stock will be made on or about       , 2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston
                           Deutsche Banc Alex. Brown
                                                        Bear, Stearns & Co. Inc.

                  The date of this prospectus is       , 2000.

                              INSIDE FRONT COVER

Blue background with dark blue arrow starting at the top right of the page and ending at the bottom right of the page pointing to the LinkShare logo. In the center of the page in white text is a sentence that reads, "The LinkShare Network(TM) is a marketplace where businesses can build performance-based marketing relationships to maximize the revenue potential of their Web sites''.

                                INSIDE GATE FOLD

Across the gatefold is a flowchart diagram illustrating how business flows back and forth between affiliate and merchant Web sites through LinkShare. Across the top, the caption reads "LinkShare Builds Open Networks That Enable eCommerce".

At the center of the diagram is a circular schematic comprised of three arrows with the LinkShare logo in the center. The three arrows depict LinkShare's products and services. The arrows are varying shades of blue color and contain the titles "Patented Technology", "Marketing/Reporting Tools" and "Suite of Services".

On the left side of the diagram is a column of six oval images in vertical order that depict examples of affiliates. At the top of the column is the title "Affiliate Web Sites" and inside the oval images are the titles "Portal.com", "News & Information.com", "Charity & Loyalty.com", "Trade Magazine.com", "Industry Content.com" and "Corporate Intranet.com". The first three oval images are burgundy in color and the second three oval images are green in color. To the left of the three burgundy oval images is a bracket and to the left of the bracket is the title "The LinkShare Network(TM)". To the left of the three green oval images is a bracket and to the left of the bracket is the title "B2B LinkShare(TM)".

On the right side of the diagram is a column of six oval images in vertical order that depict examples of merchants. At the top of the column is the title "Merchant Web Sites" and inside the oval images are the titles "Travel & Entertainment.com", "Computers.com", "Gifts & Toys.com", "Exchange.com", "Horizontal.com" and "Vertical.com". The first three oval images are burgundy in color and the second three oval images are green in color.

There is a blue colored dotted line with arrows that originates from the oval images on the left side of the diagram, flows through the circular schematic in the center and ends at the oval images on the right side of the diagram. The dotted line represents how business flows from affiliates through LinkShare to merchants. Between the dotted lines at the left side of the diagram are the titles "Buyers", "Applicants" and "Traffic".

There is a blue colored dotted line with arrows that originates from the oval images on the right side of the diagram, flows through the circular schematic in the center and ends at the oval images on the left side of the diagram. The dotted line represents how business flows from merchants through LinkShare to affiliates. Between the dotted lines at the right side of the diagram are the titles "Commission for Sales", "Fee for Registrations" and "Fee for Click-Throughs".

On the upper right hand corner of the gatefold is one paragraph of text that reads, "LinkShare creates online networks that enable businesses to maximize the revenue generating power of their Web sites. Members of our networks include more than 500 online merchants and hundreds of thousands of Web sites seeking to convert visitor traffic into revenues by becoming marketing "affiliates" of those merchants. Merchants pay their affiliates commissions for driving sales, generating traffic and other actions. We operate The LinkShare Network(TM), a business-to-consumer network and B2B LinkShare(TM), a business-to-business network."

Across the bottom of the gatefold are a series of five blue arrows with the caption "How a LinkShare Relationship Is Built". The arrows contain descriptions of how The LinkShare Network(TM) operates.

Arrow 1 Reads: "FIND PARTNERS. Merchants and affiliates join The LinkShare Network(TM) to gain immediate access to high quality marketing partners. Merchants offer affiliates compensation for serving as their marketing partners (e.g., commission for sales, fee for registration, fee for click-throughs or any combination). Affiliates review these offers and apply to participate in the merchant programs. Merchants select the affiliates with whom they want to partner."

Arrow 2 Reads: "BUILD CREATIVE LINKS. Merchants create a set of promotional "links" and make them available to affiliates through the LinkShare interface (e.g. banners, text links, e-mail, individual product links and virtual storefronts). Once a merchant and affiliate agree to partner with each other, the affiliate simply cuts and pastes one of these links onto its site."

Arrow 3 Reads: "TRACK TRANSACTIONS. Online customers visit an affiliate's site, click on the merchant's link, proceed to the merchant's site and make a purchase. LinkShare's technology tracks the series of events from the moment the customer views the link."

Arrow 4 Reads: "PAY FOR PERFORMANCE. Merchants compensate their affiliates and pay us a fee each time an online customer takes an agreed-upon action (e.g., a purchase, a registration, a click-through or any combination)."

Arrow 5 Reads: "MONITOR PERFORMANCE. Merchants and affiliates access marketing and reporting tools through the LinkShare interface 24 hours a day, 7 days a week. These tools enable merchants and affiliates to manage their partnerships, communicate with their partners and analyze the results of their programs. Merchants and affiliates use this information to monitor and improve performance across their portfolio of marketing partnerships."

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
Cautionary Note on Forward-Looking Statements............................  14
Use of Proceeds..........................................................  14
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  17
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21

                                                                            Page
                                                                            ----
Our Business...............................................................  28
Management.................................................................  41
Certain Transactions.......................................................  48
Principal Stockholders.....................................................  51
Description of Capital Stock...............................................  52
Shares Eligible for Future Sale............................................  56
Underwriting...............................................................  58
Notice to Canadian Residents...............................................  60
Experts....................................................................  61
Legal Matters..............................................................  61
Additional Information.....................................................  61
Index to Financial Statements.............................................. F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.



                     Dealer Prospectus Delivery Obligation

   Until       , 2000 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained in other parts of this prospectus. You should read the entire prospectus carefully, including the financial statements and related notes. Unless otherwise indicated, all information in this prospectus:

  . assumes a 3.5- for-1 split of our currently outstanding common stock immediately before the closing of this offering;

  . assumes the conversion of all of our outstanding preferred stock into shares of our common stock upon the closing of this offering;

  . assumes the conversion of all of our outstanding convertible notes into shares of our common stock upon the closing of this offering (based upon an assumed initial public offering price of $11.00 per share); and

  . assumes that the underwriters will not exercise their over-allotment option.

                                   LinkShare

Our Company

   LinkShare creates and operates online networks that enable businesses to form commercial relationships by linking their Web sites to the Web sites of other businesses. Businesses that join one of our networks can:

  . find the right Web sites with which to establish links;

  . negotiate the terms of their relationships with the businesses that own those Web sites; and

  . evaluate the success of those relationships.

   Our first network, The LinkShare Network(TM), brings together merchants selling products or services to consumers with Web site owners willing to promote those products and services on their Web sites. Merchants who join The LinkShare Network(TM) can establish promotional links on thousands of Web sites owned by independent Web site publishers who join the network as "affiliates." When a visitor to an affiliate's Web site clicks through a promotional link to a merchant's site and takes a prescribed action, such as buying a product or completing a form, that merchant pays a commission to that affiliate and to us. We provide the software and operate the systems through which:

  . merchants offer to pay commissions to affiliates who agree to carry their promotional links;

  . merchants screen affiliates and select those with whom they wish to form a marketing relationship;

  . links are created between the Web sites of merchants and affiliates who form relationships; and

  . Internet user traffic through these links is tracked and used to create detailed online reports accessible by both merchants and affiliates.

The LinkShare Network(TM) currently has over 500 merchants and hundreds of thousands of affiliates. In March 2000, we launched B2B LinkShare(TM), a network similar to The LinkShare Network(TM) but whose members are focused on the business-to-business, rather than business-to-consumer, e-commerce market.

   To date, we have derived substantially all of our revenues from the fees we collect from the merchant members of The LinkShare Network(TM). Merchant members of The LinkShare Network(TM) pay us commissions based on the volume and dollar amount of the transactions generated through the links with their affiliates. They also pay us fees to use our software and to access our network. In addition, some merchants pay us fees for optional software features and service packages that we offer. Affiliates do not pay anything to access our network or use our services. However, we actively recruit and support affiliates to increase the overall transaction volume over our network, thereby increasing the commissions we receive from the merchant members of our network.

Risk Factors

   Our business faces a number of risks that you should consider before you decide to buy our common stock. We operate in a competitive market and have a limited operating history. Since our inception, we have incurred substantial losses and expect that we will continue to experience additional losses in the foreseeable future. Our net losses were $193,428 and $3.4 million for the fiscal years ended June 30, 1998 and 1999, respectively, and $3.2 million for the six months ended December 31, 1999. At December 31, 1999, we had an accumulated deficit of $6.8 million.

Our Market Opportunity

   According to International Data Corporation, total e-commerce is expected to grow to over $1.6 trillion by 2003. This growth represents both an opportunity and a challenge for online merchants and advertisers seeking a cost-effective method of reaching target audiences dispersed over millions of Web sites. We expect these businesses to increasingly concentrate their online marketing efforts on an advertising model known as performance-based marketing, in which a merchant only pays for those promotions that produce a desired result. Forrester Research, Inc. predicts that, by 2003, performance-based marketing will account for 50% of the estimated $17.2 billion of projected annual U.S. online advertising expenditures. We believe The LinkShare NetworkTM is an efficient, performance-based marketing program that enables businesses to make better marketing decisions, reduce their customer acquisition costs and generate greater revenue.

Our Strategy

   Our goal is to be the premier provider of open networks that facilitate online commercial activity. Key elements of our growth strategy include:

  . continuing to add quality merchants and affiliates to our existing networks;

  . introducing new affiliate networks tailored to meet the needs of identifiable business communities;

  . adapting our technology and network model to serve the needs of emerging online commercial activity;

  . continuing to expand and enhance the features and performance of our software and revenue-generating service offerings; and

  . introducing our network model into suitable international markets.

Where to Find Us

   Our principal executive offices are located at 215 Park Avenue South, New York, New York 10003, and our telephone number is (646) 654-6000. Our corporate Web site is located at www.linkshare.com. The information on our Web site is not part of this prospectus.

Trademarks and Brand Names

   LinkShare Synergy(R) is a registered trademark of LinkShare Corporation, and we have filed trademark applications for The LinkShare NetworkTM , B2B LinkShareTM and TrafficShareTM. This prospectus contains other trademarks and trade names of LinkShare and other companies. These companies are not involved with the offering of our common stock.

                                  The Offering

Common stock we are offering...... 4,700,000 shares.
Common stock to be outstanding
 after this offering.............. 31,104,084 shares.
Use of proceeds................... Working capital and other general corporate purposes.
Proposed Nasdaq National Market
 Symbol........................... LNKS

   The common stock to be outstanding after this offering excludes:

  . 5,900,940 shares issuable upon exercise of outstanding options at a weighted average exercise price of $3.18 per share;

  . 269,000 shares we expect to sell to one of our executive officers upon the closing of this offering at a per share price equal to 80% of the per share initial public offering price of our common stock ($8.80, assuming an initial offering price of $11.00 per share);

  . 2,848,150 shares issuable upon exercise of options available for grant under our stock option plan;

  . 146,895 shares of common stock issuable upon the exercise of all of our outstanding warrants; and

  . 705,000 shares subject to the underwriters' over-allotment option.

                             Summary Financial Data

                                                           Six Months Ended
                                  Years Ended June 30,       December 31
                                  ---------------------  ---------------------
                                    1998        1999       1998        1999
                                  ---------  ----------  ---------  ----------
                                  (In thousands, except share and per share
Statement of Operations Data                        data)
Licensing fees................... $       8  $      221  $      45  $      612
Network fees.....................        39         494         94       2,001
                                  ---------  ----------  ---------  ----------
  Total revenues.................        47         715        139       2,613
Operating expenses...............       240       4,156      1,205       5,283
                                  ---------  ----------  ---------  ----------
Loss from operations.............      (193)     (3,441)    (1,066)     (2,670)
Interest income (expense), net...       --           61         28        (531)
Net loss attributable to common
 stockholders.................... $    (193) $   (3,381) $  (1,038) $   (3,201)
                                  =========  ==========  =========  ==========
Basic and diluted net loss per
 share........................... $   (0.05) $    (0.85) $   (0.26) $    (0.80)
Shares used in computing basic
 and diluted net loss
 per share ...................... 4,000,000   4,000,000  4,000,000   4,000,000
Unaudited pro forma basic and
 diluted net loss per share......                 (0.14)                 (0.13)
Shares used in computing
 unaudited pro forma basic and
 diluted net loss per share......            24,546,974             25,504,646

   Unaudited pro forma basic and diluted net loss per share have been calculated assuming a 3.5-for-1 split of our outstanding common stock and the conversion of all outstanding shares of preferred stock and convertible notes into common stock, as if the preferred shares and notes had converted immediately upon their issuance.

Balance Sheet Data

   The following balance sheet data is presented on:

  . an actual basis;

  . a pro forma basis to reflect:

    .  a 3.5-for-1 split of our outstanding common stock;

    . the automatic conversion of all outstanding shares of preferred stock on a 3.5-for-1 basis into 11,347,518 shares of common stock upon the closing of this offering;

    . the issuance of convertible notes and advances from stockholders from January 1, 2000, through February 7, 2000, for net proceeds of $3,655,000;

    . the issuance of convertible notes from March 31, 2000, through April
      14, 2000, for net proceeds of $3,400,000; and

    . the automatic conversion of all outstanding notes and accrued interest on those notes through April 14, 2000, into 1,056,566 shares of common stock upon the closing of this offering and the recognition of $1,625,000 of interest expense for the related beneficial conversion feature (assuming an initial public offering price of $11.00 per share); and

  . a pro forma as adjusted basis to reflect our receipt of the net proceeds from the sale of 4,700,000 shares of common stock in this offering at an assumed initial offering price of $11.00 per share, after deducting the underwriting discounts and commissions and our estimated offering expenses.

                                  As of June
                                      30,          As of December 31, 1999
                                 -------------  ------------------------------
                                                                    Pro Forma
                                  1998   1999   Actual   Pro Forma as Adjusted
                                 ------ ------  -------  --------- -----------
                                               (in thousands)
Cash, cash equivalents and
 short-term investments......... $   4  $  637  $     7   $ 7,062    54,143
Working capital (deficit).......  (183)    (88)  (4,248)    5,652    52,733
Total assets....................   102   1,788    4,752    11,807    58,888
Advances from stockholders......   --      --       345       --        --
Convertible notes payable.......   --      --     2,500       --        --
Total stockholders' equity
 (deficit)......................  (156)    563   (1,868)    8,032    55,113

                                  RISK FACTORS

   You should carefully consider the following risk factors in addition to other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are those that we currently deem to be material and that we believe are specific to our company, our industry and this offering. If any of these or other risks actually occur, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         Risks Relating to Our Business

Our limited operating history makes it difficult to evaluate our business and prospects.

   We launched The LinkShare NetworkTM, our initial and currently most significant service offering, in 1997. With such a limited operating history, our past results do not provide meaningful bases for evaluating an investment in our common stock, and you should not rely on them as indicators of our future performance. You should consider all the risks and difficulties we may encounter as an early stage company in our industry, including:

  . our ability to establish and maintain sustainable online affiliate networks that generate large and growing volumes of revenue producing transactions;

  . our ability to gain widespread acceptance of our network model by online businesses; and

  . the new and evolving nature of e-commerce in general.

We have a history of losses and, because we expect our operating expenses to increase in the future, we may never become profitable.

   Since our inception, we have incurred substantial losses. Our losses were $193,428 for the fiscal year ended June 30, 1998, $3.4 million for the fiscal year ended June 30, 1999, and $3.2 million for the six months ended December 31, 1999. At December 31, 1999, we had an accumulated deficit of $6.8 million. We expect to experience additional losses during the foreseeable future. While we are unable to predict accurately our future operating expenses, we currently expect to spend significantly on the following activities:

  . expanding and enhancing our networks and the capabilities of our software systems;

  . expanding and improving our sales and marketing operations;

  . broadening our customer support capabilities; and

  . introducing new networks in international markets and in additional online business communities.

   We will need to significantly increase our revenues to achieve and maintain profitability. If we fail to increase revenues from the operation of our networks, we will continue to experience losses indefinitely, which could cause the trading price of our stock to decline.

Our quarterly operating results may fluctuate significantly, and these fluctuations may cause our stock price to fall.

   Our operating results may fluctuate significantly from quarter to quarter due to a variety of factors. We cannot control all of the factors that may cause our future operating results to fluctuate. Although we are able to control actions taken by our company, such as the introduction of new networks designed to serve particular business communities and markets, we are unable to control actions taken by third parties. For example, the rate at which new businesses join our networks and the volume and dollar value of the transactions effected by our network members will impact directly our quarterly revenues as well as the viability of our business on a long-term basis. In addition, technological advancements and pricing changes effected by our competitors could cause our revenues to decrease and our costs to increase in any given quarter as well as over longer periods of time. As a result, our results of operations may fall below the expectations of securities analysts and investors in any future period. If this happens, the trading price of our stock may fall.

Because we expect to derive substantially all of our future revenue from the operation of our online networks, any failure of our networks to achieve widespread market acceptance or to satisfy customer demands may prevent us from becoming profitable.

   We expect that nearly all of our future revenues will be derived from fees generated by the transactions and other activities taking place over our networks, from sales of services that support those networks and from licensing fees. Our future financial performance depends on the acceptance and growth of our networks and the successful development, introduction and customer acceptance of new and enhanced products and services to support these networks. If the demand for our networks does not develop as we expect or we are unable to continue developing our products and services, our revenues will not increase, and we may never become profitable.

We face intense competition from many companies that may have significantly greater resources, which could prevent us from increasing revenue or achieving profitability.

   The market for online performance-based marketing is new, intensely competitive and rapidly evolving. We expect competition from existing competitors and new market entrants to continue to increase. We believe that our ability to compete depends on many factors, including the timing and market acceptance of our, and our competitors', products and services.

   We primarily compete with software/service providers, such as Be Free, Inc., that offer merchants software and services to operate their own private label affiliate marketing programs. These programs can serve as an alternative to the affiliate marketing programs conducted over our open networks. Private label providers, such as Be Free, aggressively market their programs to many of the online merchants that we may target. Be Free is a public company and has substantially more financial resources than we do.

   We also compete to a lesser extent with other performance-based marketing providers, enterprise software providers and ad server companies.

If we do not successfully develop our international strategy, we may not be able to grow our business as much as we expect.

   We intend to expand our operations internationally in future periods by developing networks of online businesses located in foreign countries and by opening international offices and hiring sales, marketing and support personnel in those countries. We have little experience in marketing, selling and supporting our services in foreign countries. As a result, our international expansion may be more difficult or take longer than we anticipate, especially due to language barriers and the less advanced Internet infrastructure that exists in some of these countries. We will need to devote significant management and financial resources to our international efforts. In some countries, we may enter into arrangements with foreign businesses that would enable us to rely on these businesses to initially conduct our operations, establish local networks and coordinate our sales and marketing efforts abroad. To the extent that we enter into these arrangements, our success in these markets will depend on the willingness of these businesses to dedicate sufficient resources to their arrangements with us.

   International operations are subject to a variety of additional risks that could seriously harm our financial condition and operating results, including:

  . currency exchange risks;

  . potentially adverse tax consequences;

  . tariffs and general export restrictions, including export controls relating to encryption technology;

  . political instability;

  . difficulties in enforcing contractual rights in some countries;

  . seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

  . the impact of local economic conditions and practices.

If we do not adequately address these risks, we will be unable to successfully grow our business internationally.

Because our operating expenses exceed our cash flow from operations, we may need to raise additional funds, which may not be available when we need them or on acceptable terms.

   Based on current projections, we do not anticipate the need during the next 15 months to raise capital in addition to the amount raised by this offering; however, after that time, we may need to raise more money. Our future capital requirements will depend on many factors, including, but not limited to:

  . the rate at which we develop, introduce and market additional products and services; and

  . the response of the market to our products and services.

   If we require additional funds, these funds might not be available in sufficient amounts or on terms favorable to us or our stockholders. If our operating expenses continue to exceed our operating cash flow after we have expended the proceeds of this offering, and we are not then able to obtain additional funds, we may not be able to finance the continued operation of our business.

                          Risks Relating to Management

If we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

   We are growing rapidly as we develop our affiliate networks, increase our product offerings and expand into new markets. We grew from five employees at June 30, 1998, to 161 employees at March 31, 2000. Our rapid growth has placed, and will continue to place, a significant strain on our management. Our personnel, systems, procedures and controls may be inadequate to support our future operations. We will need to hire, train and retain additional management and support personnel. For example, we expect to hire approximately 100 additional employees by December 31, 2000. We will also need to implement improved billing and collection procedures and financial and management information systems. If we do not adequately address these needs or otherwise effectively manage our growth, our management's time and attention could be diverted, and we will be unable to execute our business plan.

If we are unable to retain the continued services of our founders and other key personnel, we may not be able to successfully operate our business.

   Our products and services are complex, and we are substantially dependent upon the continued services of our senior executives, especially our Chief Executive Officer, Stephen Messer, our President, Heidi Messer, and our key marketing and technical personnel whose knowledge of our business and technical expertise would be difficult to replace. The loss of any, or a group of, these individuals, particularly to a competitor, could seriously harm our ability to operate our business, because we may not be able to recruit personnel to replace these individuals in a timely manner, on acceptable terms or at all.

If we do not attract and retain a growing number of skilled employees to develop our business, we may not be able to implement our growth plans.

   Our business depends on having highly trained account executives and software developers. We will need to continue hiring additional personnel as our business grows. Competition for personnel, particularly for employees with technical expertise, is intense and the costs of hiring and retaining such personnel are high. If we fail to attract new personnel or retain and motivate our current personnel, we may not be able to grow our business.

Our management team is new and, if they are unable to work together effectively, we may not be able to effectively operate our business.

   Our business is highly dependent on the ability of our management team to work together effectively to meet the demands of our growth. Of our current management team, only seven members were employed by us at June 30, 1999. These individuals have not previously worked together as a management team and have had only limited experience managing a rapidly growing company on either a public or private basis. If they are unable to effectively integrate themselves into our business or work together as a management team, we may not be able to manage our business effectively.

                          Risks Relating to Technology

Our rapid growth will place increasing demands on our technology, and, if we do not meet those demands, we will not be able to serve new customers and we may lose existing customers.

   As traffic over our networks continues to increase, we must expand and upgrade our technology, transaction processing systems and network hardware and software. We may not be able to accurately project the rate of growth of our networks. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities at a sufficient pace to accommodate increased use of our networks. If we do not appropriately upgrade our systems and network hardware and software, we could experience transaction processing failures which would result in decreased revenues and customer dissatisfaction.

We may not be able to develop new products at a rate required by rapidly changing technology, which may cause us to lose customers.

   Our products are designed to operate on a variety of hardware and software platforms employed by our customers. We must continually modify and enhance our products to keep pace with changes in hardware and software platforms and database technology. Because the timing and nature of new product introductions or modifications by third party vendors is unpredictable, we may not be able to keep pace with these changes, and our products and services may come to be viewed as inferior to those of our competitors. If this happens, we could lose customers and revenues.

System failures and security breaches could cause us to lose customers and expose us to liability.

   Online merchants and their marketing affiliates that participate in our networks depend on us to accurately track, store and report the traffic and sales that are attributable to the links they establish. Software defects, system failures, natural disasters, human error and other factors could lead to inaccurate or lost information or the inability to access our networks. Although we have experienced almost no unplanned system outages in the past, we may experience outages in the future. In addition, members of our networks consider much of the transactional data that we collect and store to be highly sensitive. Our systems could be vulnerable to computer viruses and physical and electronic break-ins, and third parties may attempt to breach our security. Our loss of information, our delivery of inaccurate information or a breach or failure of our security mechanisms that leads to unauthorized disclosure of information could lead to customer dissatisfaction, damage to our reputation and possible claims against us for damages.

Undetected defects in our technology could damage our reputation, cause us to lose customers and reduce our revenues.

   Technology as complex as ours may contain errors, defects or performance problems, commonly called "bugs." Although we regularly test our technology, we cannot assure you that our testing will detect every potential defect, error or performance problem. The discovery of a serious software defect, error or performance problem in our technology could result in:

  . the diversion of scarce resources away from customer service and product development;

  . lost revenues;

  . delays in customer acceptance of our products; and

  . damage to our reputation.

Our customers and potential customers may be particularly sensitive to any post-release defects, errors or performance problems because a failure of our systems to accurately monitor an online relationship could result in lost or reduced revenue to the affiliate members of our networks, or overpayment by merchant members, during that failure. As a result, these errors, defects or performance problems may damage our reputation, cause us to lose customers and reduce our revenues.

We may not be able to protect our intellectual property rights, and we may be sued for infringing the intellectual property rights of others.

   Intellectual property rights are important to our success and our competitive position. Our intellectual property rights include a patent, the registered LinkShare Synergy(R) trademark, other trademarks, copyrights and our trade secrets. Although we seek to protect our intellectual property rights under applicable intellectual property laws, our actions may be inadequate to protect these rights or to prevent others from claiming violations of their patents, copyrights, trademarks and other intellectual property rights. In addition, protection of intellectual property rights may be unavailable or limited in certain countries. We cannot be certain that any of our intellectual property rights would withstand a challenge by a third party or will be of value in the future. For example, in February 2000, Amazon.com patented technology covering nearly all aspects of its affiliate program. We do not believe that our technologies infringe the intellectual property rights of third parties, including Amazon.com. However, we cannot assure you that third parties will not claim infringement by us of any past, current or future intellectual property rights. Any such claim, whether meritorious or not, could be time-consuming to defend, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements, which would increase our costs.

We may be exposed to liability for information displayed on our customers' Web sites or in e-mail messages transmitted over our networks.

   We facilitate the creation of links between the Web sites of our customers. As a result, we may be deemed to be associated with the content of our customers' Web sites, as well as the e-mails they distribute over our networks. Although we are not party to the contracts formed between our customers, and we do not and cannot screen all of the communications generated by them or the content of their Web sites, we may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the materials displayed on their Web sites or included in their e-mail messages. For example, if a banner advertisement that infringed a third party's trademark were posted on the Web site of one of our customers, we may also be named as a defendant in the legal action arising from that infringement based solely on our network's role in facilitating the placement of the infringing advertisement on that site. In addition, some foreign governments impose content regulation stricter than that imposed in the United States, which could subject us to litigation outside of the United States. Consequently, we may be involved in legal proceedings and disputes that we had no way of foreseeing or avoiding and that are costly to resolve regardless of their merit. In addition, our reputation may be damaged, and we may lose customers, if we were involved with these types of litigation.

Because we depend on a limited number of hardware and software vendors for essential products, the loss of one or more of these vendors could impair our ability to operate our networks.

   We buy and lease hardware, including our servers and storage arrays, from Sun Microsystems Inc. and MTI Corporation. We also license software, including operating systems, Web server technology, database technology, graphical user interface technology and encryption technology, primarily from Sun Microsystems and Oracle Corp. If these vendors change the terms of our lease or license arrangements such that it becomes uneconomical for us to continue using their hardware or software, or if they are unable or unwilling to supply us with the hardware or software we need in the amount and at the time required, we may be unable to operate our networks until equivalent hardware or software can be identified, procured and integrated into our existing systems.

                         Risks Relating to Our Industry

Our business will not grow unless Internet use and online commerce continue to increase.

   Most of our revenues are derived from the commissions we earn on transactions resulting from links formed between the merchant and affiliate members of our networks. Accordingly, our long-term success depends on widespread market acceptance of electronic commerce, which is subject to a high level of uncertainty. A number of factors could prevent this acceptance. Electronic commerce is at an early stage, and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors. The necessary network infrastructure for substantial growth in usage of the Internet may not be adequately developed. Insufficient availability of or changes in telecommunications services could result in slower response times. Adverse publicity and consumer concern about the security and privacy of online transactions could discourage the growth of e-commerce. Companies may fail to meet their customers' expectations in delivering goods and services sold over the Internet. If electronic commerce does not grow or grows slower than we expect, we will not be able to grow our business.

Governmental regulations and legal uncertainties could decrease demand for our products and services.

   We are subject not only to regulations applicable to businesses generally, but also laws and regulations directly applicable to electronic commerce. Regulation of Web communications, commerce and advertising is increasing. The U.S. Congress recently enacted Internet legislation with respect to child protection, copyrights and taxation. Additional legislation may be enacted to regulate pricing, content or the quality of products and services offered over the Web. In addition, increasing Web use has burdened existing telecommunications infrastructure, causing sporadic interruptions in telephone service. As a result, telephone service providers have petitioned the government to regulate and impose fees on Internet and online service providers similar to long distance carriers. Due to the global nature of the Web, state governments and foreign governments may attempt to regulate transactions over our networks or levy sales or other taxes on our products and services, as well as those of our network members. In addition, more stringent consumer protection laws, both in the United States and abroad, may result from increased online commerce. These types of regulations, if enacted, could increase the costs of conducting business on the Web, which could result in a decrease in the demand for our products and services.

Changes in laws and standards relating to data collection and the privacy rights of Web users could harm our business.

   Federal and state governments are increasingly scrutinizing the collection, distribution and use of information about Web users as a result of growing public concern for the privacy rights of these users. Some government agencies have recently proposed limitations on the collection and use of this information. In October 1998, the European Union adopted a directive limiting the collection and use of information about European Web users. In addition, industry and privacy advocacy groups are considering various new, additional or different self-regulatory standards. Many recently proposed laws or regulations are still being developed, and no consensus on privacy and data usage has been reached. Although our tracking and reporting systems are not dependent upon the use or disclosure of personally identifiable information about Web users, future regulations could restrict or prohibit some of the data collection and reporting functions of our business, which could result in a loss of customers and revenue.

                        Risks Relating to this Offering

Our common stock has never been publicly traded, and you may not be able to sell your shares at or above the initial offering price.

   There has not been a public market for our common stock prior to this offering. We cannot predict the extent to which a trading market will develop or how liquid that market might become. Further, the market price of our common stock may decline below the initial public offering price. The initial public offering price will be determined by negotiations between our management and representatives of the underwriters and may not be indicative of the price at which our common stock will trade in the public market.

Internet-related stock prices are especially volatile, and this volatility may depress our stock price.

   The market price of our common stock may fluctuate because we are an Internet-related company and the market for Internet-related companies, in particular, has been highly volatile. The trading prices of shares of many Internet-related companies have reached historical highs within the last 52 weeks. During the same period, prices for the shares of these types of companies have also recorded lows well below their historical highs. Factors that cause volatility in the market price of Internet stocks may include.

  . announcements of technological innovations;

  . changes in financial estimates by securities analysts;

  . conditions or trends in the Internet industry;

  . announcements of significant acquisitions, strategic partnerships or joint ventures; and

  . additions or departures of key personnel.

These factors may cause the trading price of our stock to decrease regardless of our operating performance.

Our principal stockholders, including two of our directors, own enough of our shares to control our company, which will limit your ability to influence corporate matters.

   Following the closing of this offering, our principal stockholders, including two of our directors, will beneficially own approximately 84% of our outstanding common stock. As a result, these stockholders will be able to determine the outcome of any matter requiring a stockholder vote and, as a result, our management and affairs. Matters that typically require stockholder approval include the following:

  . election of directors;

  . merger or consolidation with another company; and

  . sale of all or substantially all of our assets.

As a result, your ability to influence these decisions will be limited.

Two of our principal stockholders have interests that may differ from yours, which may lead to conflicts of interest.

   Following the closing of this offering, Internet Capital Group, Inc. and Comcast Interactive Capital, LP will beneficially own approximately 33% and 5%, respectively, of our outstanding common stock. Douglas A. Alexander, one of our directors, is also a Managing Director of Internet Capital Group, Inc. Each of these stockholders holds significant interests in other businesses that are engaged in online commerce. In the future, these businesses may compete, or enter into business arrangements, with us, which may result in a conflict between the stockholder's interest in us and its interest in the other business. Although we are not aware of any actual conflicts of interest involving these stockholders, we cannot assure you that no conflicts will develop in the future. If a conflict were to develop, these stockholders may vote their ownership interests in favor of matters with which you may disagree.

You will experience an immediate and substantial dilution in the book value of your investment.

   The initial public offering price of our common stock is substantially higher than what the net tangible book value per share of the common stock will be immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets reduced by our total liabilities, divided by the number of shares of common stock outstanding. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $9.23 in the net tangible book value per share of our common stock from the price you pay for our common stock, based upon an assumed initial public offering price of $11.00 per share. The exercise of outstanding options may result in further dilution.

The substantial number of shares that will be eligible for sale in the near future may cause the market price of our common stock to decline.

   A substantial number of shares of common stock will be available for sale in the public market following this offering, which could cause the market price for our common stock to decline. After the closing of this offering, we will have 31,104,084 shares outstanding. Of these shares, the 4,700,000 shares being offered in this offering will be freely tradeable and the remaining shares will become eligible for sale in the public market at various times after the date of this prospectus pursuant to Rule 144. All of these remaining shares are subject to contractual restrictions with the underwriters that prevent them from being sold until 180 days after the date of the prospectus without the consent of Credit Suisse First Boston. Credit Suisse First Boston may, in its sole discretion, grant its consent to an earlier sale of these shares.

   However, our existing stockholders have the right to require us to register an aggregate of 26,404,084 shares of common stock under the Securities Act after the expiration of the lock-up period or at such earlier time as Credit Suisse First Boston consents to the sale of those shares.

   In addition, following the effective date of this offering, we expect to register for sale 9,018,090 shares of common stock reserved for issuance under our stock incentive plan. As of April 14, 2000, options to purchase 5,900,940 shares of common stock were outstanding. Shares acquired upon exercise of these options will be eligible for sale in the public market from time to time subject to vesting and the 180-day lock-up period. The exercise price of substantially all of these stock options is lower than the initial public offering price of our common stock.

   The sale of a significant number of any of these shares could cause the price of our common stock to decline.

It may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders.

   Certain provisions of our restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of LinkShare that a stockholder may consider favorable. These provisions include the following:

  . authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  . classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

  . limiting who may call special meetings of stockholders;

  . prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders; and

  . establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

   Section 203 of the Delaware General Corporation Law and our stock option plan may also discourage, delay or prevent a change in control of LinkShare.

   In addition, we are, and, following the closing of this offering, will continue to be, controlled by a few principal stockholders, which could delay, deter or prevent a change of control.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and assumptions. We use words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and other parts of this prospectus. You should not place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the 4,700,000 shares of common stock in this offering, or 5,405,000 if the underwriters' over-allotment option is exercised in full, will be approximately $47.1 million, or approximately $54.3 million if the underwriters' over-allotment option is exercised in full, at an assumed public offering price of $11.00 per share and after deducting the underwriting discounts and commissions and our estimated offering expenses.

   The primary purposes of this offering are to obtain additional working capital, to create a public market for our common stock and to facilitate future access to public equity markets. At the date of this prospectus, we have not allocated any specific amount of the net proceeds of this offering for any particular purpose. However, we presently anticipate that we will spend between $22 million and $26 million in sales and marketing expenses during the year ending December 31, 2000 to attract new members to our networks. During the same period, we further anticipate that we will spend between $6 million and $8 million to adapt our technology and networks to serve emerging business needs and to enhance the features and performance of our products and services. The remainder of the net proceeds will be used for general corporate purposes and working capital. This allocation is only an estimate, and we will have broad discretion to adjust it as necessary to address our operational needs in the future.

   Pending these uses, we will invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have never paid cash dividends on our capital stock. We expect to retain our future earnings, if any, to operate and expand our business, and we do not anticipate paying any cash dividends in the foreseeable future. As a result, our stockholders will need to sell their shares to realize any return on their investment.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999, on:

  . an actual basis,

  . a pro forma basis that reflects:

    . a 3.5-for-1 split of our currently outstanding common stock immediately before the closing of this offering; and

    . the automatic conversion of all outstanding shares of preferred stock on a 3.5-for-1 basis into 11,347,518 shares of common stock upon the closing of this offering;

    . the issuance of convertible notes and advances from stockholders from January 1, 2000, through February 7, 2000, for net proceeds of $3,655,000;

    . the issuance of convertible notes from March 31, 2000, through April
      14, 2000, for net proceeds of $3,400,000; and

    . the automatic conversion of all outstanding notes and accrued interest on those notes through April 14, 2000, into 1,056,566 shares of common stock upon the closing of this offering and the recognition of $1,625,000 of interest expense for the related beneficial conversion feature (assuming an initial public offering price of $11.00 per share); and

  . a pro forma as adjusted basis that reflects our issuance and sale of 4,700,000 shares of common stock in this offering at the assumed initial public offering price of $11.00 per share and our receipt and application of the estimated net proceeds from this offering, after deducting the underwriting discounts and commissions and our estimated offering expenses.

   Please read this capitalization table together with the sections of this prospectus entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the financial statements included in this prospectus.

                                                    As of December 31, 1999
                                                 ------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma as Adjusted
                                                 -------  --------- -----------
                                                        (in thousands)
Cash and cash equivalents....................... $     7   $ 7,062    $54,143
                                                 =======   =======    =======
Advances from stockholders......................     345       --         --
Convertible notes payable.......................   2,500       --         --
Stockholders' equity (deficit):
  Preferred stock, $.001 par value, 3,750,000
   shares authorized:
   Series A convertible preferred stock,
   3,250,000 shares authorized, 3,242,148 issued
   and outstanding actual, none issued pro forma
   and pro forma as adjusted (liquidation
   preference of $4 million at December 31, 1999
   actual)......................................       3       --         --
  Common stock, $.001 par value, 10,000,000
   shares authorized, 4,000,000 shares issued
   actual, 26,404,084 shares issued pro forma
   and 31,104,084 shares issued pro forma as
   adjusted.....................................       4        26         31
  Additional paid-in capital....................   6,779    18,364     65,440
  Deferred compensation.........................  (1,879)   (1,879)    (1,879)
  Accumulated deficit...........................  (6,775)   (8,479)    (8,479)
                                                 -------   -------    -------
  Total stockholders' equity (deficit)..........  (1,868)    8,032     55,113
                                                 -------   -------    -------
Total capitalization............................ $   977   $ 8,032    $55,113
                                                 =======   =======    =======

   Shares of common stock reflected by the table shown above or in the calculation of stockholders' equity do not include:

  . 4,184,845 shares issuable upon exercise of outstanding options at December 31, 1999, at a weighted average exercise price of $1.63 per share;

  . 269,000 shares we expect to sell to one of our executive officers upon the closing of this offering at a per share price equal to 80% of the per share initial public offering price of our common stock ($8.80 assuming an initial offering price of $11.00 per share);

  . 4,564,245 shares issuable at December 31, 1999, upon exercise of additional options that may be granted under our stock option plan;

  . 146,895 shares of common stock issuable upon the exercise of all of our outstanding warrants; and

  . 705,000 shares subject to the underwriters' over-allotment option.

   We expect 31,104,084 shares of common stock to be outstanding immediately after the closing of this offering.

                                    DILUTION

   If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock. At December 31, 1999, the net tangible book value of our common stock was $8.0 million or $0.30 per share of common stock, on a pro forma basis after giving effect to:

  . the automatic conversion of all outstanding shares of preferred stock on a 3.5-for-1 basis into 11,347,518 shares of common stock upon the closing of this offering;

  . the issuance of convertible notes and advances from stockholders from January 1, 2000, through February 7, 2000, for net proceeds of $3,655,000;

  . the issuance of convertible notes from March 31, 2000, through April 14, 2000 for net proceeds of $3,400,000; and

  . the automatic conversion of all outstanding notes and accrued interest on those notes through April 14, 2000, into 1,056,566 shares of common stock upon the closing of this offering and the recognition of $1,625,000 of interest expense for the related beneficial conversion feature (assuming an initial offering price of $11.00 per share).

   "Net tangible book value" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. At December 31, 1999, the net tangible book value of our common stock, on a pro forma basis as adjusted for
the sale of     shares offered in this offering and the application of the estimated net proceeds from that sale of $47.1 million, would have been approximately $1.77 per share. If the underwriters exercise their over-allotment option in full, the net tangible book value of our common stock, on a pro forma basis as adjusted for the sale of shares offered in this offering and the application of the estimated net proceeds from that sale of $54.3 million, would have been approximately $1.96 per share. These values are based on an assumed initial public offering price of $11.00 per share and the deduction of underwriting discounts and commissions and our other estimated offering expenses. The difference between the pro forma and pro forma as adjusted net tangible book value of our common stock represents an immediate increase of $1.47 per share, or $1.66 per share if the underwriters exercise their over-allotment option in full, to our existing stockholders and an immediate dilution of $9.23 per share, or $9.04 per share if the underwriters exercise their over-allotment option in full, to new investors who purchase shares in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............       $11.00
                                                                        ------
     Pro forma net tangible book value per share as of December
      31, 1999................................................... $0.30
                                                                  -----
     Increase per share attributable to new investors............  1.47
                                                                  -----
   Pro forma net tangible book value per share after the
    offering.....................................................         1.77
                                                                        ------
   Dilution per share to new investors...........................       $ 9.23
                                                                        ======

The following table illustrates this per share dilution, assuming the underwriters exercise their over-allotment option in full:

   Assumed initial public offering price per share...............       $11.00
                                                                        ------
     Pro forma net tangible book value per share as of December
      31, 1999................................................... $0.30
                                                                  -----
     Increase per share attributable to new investors............  1.66
                                                                  -----
   Pro forma net tangible book value per share after the
    offering.....................................................         1.96
                                                                        ------
   Dilution per share to new investors...........................       $ 9.04
                                                                        ======

   The following table summarizes on a pro forma basis as of December 31, 1999, the differences between the amounts of the total consideration paid and the average price per share paid by our existing stockholders and amounts paid by the new investors in this offering, based on an assumed initial public offering price of $11.00 per share:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
  Existing stockholders........ 26,404,084    85%  $13,912,607    21%   $  .53
  New investors................  4,700,000    15%  $51,700,000    79%   $11.00
                                ----------   ---   -----------   ---    ------
    Total...................... 31,104,084   100%  $65,612,607   100%   $ 2.11
                                ==========   ===   ===========   ===    ======

   The following table summarizes on a pro forma basis as of December 31, 1999, the differences between the amounts of the total consideration paid and the average price per share paid by our existing stockholders and amounts paid by our new investors in this offering, based on an assumed initial public offering price of $11.00 per share and assuming that the underwriters exercise their over-allotment option in full:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
  Existing stockholders........ 26,404,084    83%  $13,912,607    19%   $  .53
  New investors................  5,405,000    17%  $59,455,000    81%   $11.00
                                ----------   ---   -----------   ---    ------
    Total...................... 31,809,084   100%  $73,367,607   100%   $ 2.31
                                ==========   ===   ===========   ===    ======

   After this offering, we may issue additional shares of common stock upon the exercise of options granted under our stock option plan.

                            SELECTED FINANCIAL DATA

   You should read the selected financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus. The statements of operations data for the fiscal years ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1998 and 1999 are derived from our audited financial statements. The statements of operations data for the six-month periods ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1999 are derived from our unaudited financial statements. Our unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of our results of operations and financial condition for the periods and at the date presented. Historical results are not necessarily indicative of results that may be expected for any future period.

   KPMG LLP, independent certified public accountants, audited our historical financial statements for the fiscal years ended June 30, 1998 and 1999. Their report appears in another part of this prospectus.

                                                           Six Months Ended
                                  Years Ended June 30,       December 31,
                                  ---------------------  ---------------------
                                    1998        1999       1998        1999
                                  ---------  ----------  ---------  ----------
                                  (In thousands, except share and per share
                                                    data)
Statements of Operations Data:
Revenues:
  Licensing fees................. $       8  $      221  $      45  $      612
  Network fees...................        39         494         94       2,001
                                  ---------  ----------  ---------  ----------
    Total revenues...............        47         715        139       2,613
                                  ---------  ----------  ---------  ----------
Operating expenses:
  Cost of revenues (exclusive of
   equity related compensation of
   $1, 0 and $7 for the year
   ended June 30, 1999 and the
   six months ended
   December 31, 1998 and 1999,
   respectively).................        13         105         15         350
  Sales and marketing (exclusive
   of equity related compensation
   of $10, $1 and $74 for the
   year ended June 30, 1999 and
   the six months ended
   December 31, 1998 and 1999,
   respectively).................        41       1,816        432       2,834
  Product development (exclusive
   of equity related compensation
   of $154, $91 and $87 for the
   year ended June 30, 1999 and
   the six months ended December
   31, 1998 and 1999,
   respectively).................       103         776        280         835
  General and administrative
   (exclusive of equity related
   compensation of $38, 0 and $83
   for the year ended June 30,
   1999 and the six months ended
   December 31, 1998 and 1999,
   respectively).................        83       1,257        386       1,013
  Noncash compensation...........       --          203         92         251
                                  ---------  ----------  ---------  ----------
    Total operating expenses.....       240       4,157      1,205       5,283
                                  ---------  ----------  ---------  ----------
    Loss from operations.........      (193)     (3,442)    (1,066)     (2,670)
Interest income..................       --           61         28          18
Interest expense.................       --          --         --         (549)
                                  ---------  ----------  ---------  ----------
    Net loss..................... $    (193) $   (3,381) $  (1,038) $   (3,201)
                                  =========  ==========  =========  ==========
Basic and diluted net loss per
 share........................... $   (0.05) $    (0.85) $   (0.26) $    (0.80)
                                  =========  ==========  =========  ==========
Shares used in computing basic
 and diluted net loss per
 share .......................... 4,000,000   4,000,000  4,000,000   4,000,000
                                  =========  ==========  =========  ==========
Unaudited pro forma basic and
 diluted net loss per share......                 (0.14)                 (0.13)
                                             ==========             ==========
Shares used in computing
 unaudited pro forma basic and
 diluted net loss per share......            24,546,974             25,504,646
                                             ==========             ==========

   Unaudited pro forma basic and diluted net loss per share have been calculated assuming a 3.5-for-1 split of our outstanding common stock and the conversion of all outstanding shares of preferred stock and convertible notes into common stock, as if the preferred shares and notes had converted immediately upon their issuance.

   The following balance sheet data is presented on:

  . an actual basis;

  . a pro forma basis to reflect:

    . a 3.5-for-1 split of our outstanding common stock;

    . the automatic conversion of all outstanding shares of preferred stock on a 3.5-for-1 basis into 11,347,518 shares of common stock upon the closing of this offering;

    . the issuance of convertible notes and advances from stockholders from January 1, 2000, through February 7, 2000, for net proceeds of $3,655,000;

    . the issuance of convertible notes from March 31, 2000, through April
      14, 2000, for net proceeds of $3,400,000; and

    . the automatic conversion of all outstanding notes and accrued interest on those notes throughApril 14, 2000, into 1,056,566 shares of common stock upon the closing of this offering and the recognition of $1,625,000 of interest expense for the related beneficial conversion feature (assuming an initial public offering price of $11.00 per share); and

  . a pro forma as adjusted basis to reflect our receipt of the net proceeds from the sale of 4,700,000 shares of common stock in this offering at an assumed initial offering price of $11.00 per share, after deducting the underwriting discounts and commissions and our estimated offering expenses.

                                  As of June
                                     30,           As of December 31, 1999
                                 -------------  ------------------------------
                                                                    Pro Forma
                                 1998    1999   Actual   Pro Forma as Adjusted
                                 -----  ------  -------  --------- -----------
                                               (in thousands)
Balance Sheet Data:
Cash, cash equivalents and
 short-term investments......... $   4  $  637  $     7   $ 7,062    54,143
Working capital (deficit).......  (183)    (88)  (4,248)    5,652    52,733
Total assets....................   102   1,788    4,752    11,807    58,888
Advances from stockholders......   --      --       345       --        --
Convertible notes payable.......   --      --     2,500       --        --
Total stockholders' equity
 (deficit)......................  (156)    563   (1,868)    8,032    55,113

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read together with our financial statements and the related notes included in another part of this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of the factors set forth in the section of this prospectus titled "Risk Factors."

Overview



   LinkShare creates and operates networks that enable businesses to form and manage online relationships with other businesses to facilitate commerce over the Internet. Participants in the networks utilize the network technology and services to establish links between their respective Web sites, establish the terms of their business relationships and track and monitor the performance of these relationships. LinkShare earns fees based on the activity that takes place on its networks, fees for access to its networks and fees for related services. LinkShare incurs expenses related to the development, maintenance and marketing of its networks and management of its business.

   LinkShare was incorporated on July 1, 1997, and launched The LinkShare Network(TM) later that year. The LinkShare Network(TM) is a performance-based marketing network over which merchants selling goods and services can establish links with independent Web sites, which we refer to as affiliates, to promote and sell the merchants' products to individual consumers who access the affiliates' Web sites. In October 1999, we introduced TrafficShare(TM), a program available to merchant members of The LinkShare Network(TM) whose primary goal is increasing traffic to their Web sites rather than generating sales. In March 2000, we launched B2B LinkShare(TM), a network similar to The LinkShare Network(TM) that focuses on business-to-business online commerce.

   Our fiscal year ends on June 30 of each year. All references to fiscal years 1998 and 1999 in the discussion that follows refer to the fiscal years ended June 30, 1998, and June 30, 1999 respectively.

   We have incurred significant net losses since the commencement of operations. Net losses totaled $193,428 for fiscal year 1998, $3.4 million for fiscal year 1999 and $3.2 million for the six months ended December 31, 1999. At December 31, 1999, we had an accumulated deficit of $6.8 million. We anticipate that we will spend significantly on developing, marketing and supporting our products and services in the foreseeable future. As a result, we expect to incur additional losses that will increase our accumulated deficit.

Sources of Revenue

   To date, substantially all of our revenues have been derived from two types of fees that we collect from the merchant members of The LinkShare Network(TM):

  . licensing fees for the use of our software and access to the network; and

  . network fees, which are based on:

    . the volume and dollar amount of sales and other activities generated through our merchant members' links with their affiliates, and

    . charges for optional packages of enhanced software features, support services and back-office services.

We do not charge affiliates any fees for access to The LinkShare Network(TM) or for the services we provide to them. We recruit and support affiliates to increase the overall transaction volume over our network, which increases the transaction-based revenues that we receive from the merchant members of our network.

   Merchants pay us an initial license fee upon first signing a contract for the use of our LinkShare Synergy(R) software and access to The LinkShare Network(TM). Each merchant subsequently pays a renewal fee each year during the term of its contract. Our contracts with merchants generally have terms of up to three years and renew automatically for successive terms of up to two years, unless either party gives notice not to extend. We typically bill each merchant once a month for fees based on the transactions or other activities generated by that merchant's links with its affiliates. We also provide optional support services, enhanced software packages and back-office services, such as e-mail generation and distribution and check disbursement, for which merchants pay us additional fees. To date, these additional fees have represented a minimal portion of our revenue.

   We defer revenue from licensing fees at the time of software shipment and billing and recognize revenue ratably over the related contractual period during which we provide the applicable merchant with access to our networks. We recognize revenue from network fees during the period in which they are earned or during the period in which the applicable service is provided.


Comparison of Results of Operation for the Six-Month Periods Ended December 31, 1998 and 1999

 Revenues

   Revenues increased by $2.5 million from $139,313 for the six months ended December 31, 1998, to $2.6 million for the six months ended December 31, 1999. License fees represented 32% and 23% of total revenues for the six months ended December 31, 1998 and 1999, respectively. The increase in revenues is attributable to an increase in the number of merchants joining The LinkShare Network(TM) and an increase in the volume and dollar amount of sales and other activities generated over the network. At December 31, 1999, we had deferred revenue of $1.1 million relating primarily to licensing fees.

 Cost of Revenues

   Cost of revenues consists of expenses incurred in operating The LinkShare Network(TM), including the cost of technical support, hosting expenses and depreciation of servers and related software. Cost of revenues increased by $334,636 from $15,260 for the six months ended December 31, 1998, to $349,896 for the six months ended December 31, 1999. Of this increase, approximately $123,000 is attributable to an increase in technical support personnel costs and approximately $187,000 is attributable to hosting costs and incremental depreciation associated with the additional computer hardware and software required by the increased activity over The LinkShare Network(TM). Cost of revenues represented 11% of our revenues for the six months ended December 31, 1998, compared to 13% of our revenues for the six months ended December 31, 1999.

 Sales and Marketing

   Sales and marketing expense consists primarily of salaries, commissions, benefits and recruiting costs for client development and marketing personnel, and costs associated with participating in trade shows, hosting our symposia, public relations and promotional expenses. Sales and marketing expenses increased by $2.4 million from $431,445 for the six months ended December 31, 1998, to $2.8 million for the six months ended December 31, 1999. Of this increase, approximately $1.3 million is attributable to personnel costs associated with a higher number of employees engaged in sales and marketing and approximately $564,000 is attributable to an increase in public relations, advertising and symposia costs. We expect these expenses to continue to increase substantially as we continue expanding our sales and marketing efforts.

 Product Development

   Product development expense consists primarily of salaries, benefits and recruiting costs for employees engaged in our software and new product development. All product development costs have been expensed as incurred. Product development expenses increased by $544,782 from $279,974 for the six months ended December 31, 1998, to $834,756 for the six months ended December 31, 1999. Of this increase, approximately $466,000 is attributable to personnel costs associated with a higher number of employees engaged in product enhancement and new product development, including such new products as TrafficShare(TM) and B2B LinkShare(TM). We believe that continued investment in software and product development is critical to attaining our strategic objectives, and we therefore expect product development expenses to continue increasing.

 General and Administrative

   General and administrative expense consists primarily of employee salaries, benefits and recruiting costs for our executive, administrative and finance personnel, professional fees and bad debt expense. General and administrative expenses increased by $627,656 from $386,104 for the six months ended December 31, 1998, to $1.0 million for the six months ended December 31, 1999. Of this increase, approximately $330,000 is attributable to personnel costs associated with a higher number of employees in our administrative and finance departments and the addition of new members to our executive management team. In the six months ended December 31, 1998 and 1999, we recorded provisions for doubtful accounts of approximately $72,000 and $159,000, respectively. Write-offs during these periods totaled $126,000 and $0, respectively, none of which were individually significant. We expect general and administrative expenses to increase as additional personnel are hired and additional administrative and managerial activities are undertaken consistent with the growth of our business.

 Noncash Compensation

   Noncash compensation charges relate to option grants to employees and represent the excess of the fair value of our common stock on the date of option grant over the applicable option's exercise price. The charge is recorded as deferred compensation and expensed over the vesting period of the option. Noncash compensation charges increased by $158,467 from $92,143 for the six months ended December 31, 1998, to $250,610 for the six months ended December 31, 1999. This increase is attributable to the grant of 251,700 options to our employees during the six months ended December 31, 1999. Additional deferred compensation of $8.9 million, resulting from the grant of 471,636 options in January 2000, will be amortized over the applicable vesting period of the relevant options.

 Interest Income

   Interest income consists of interest earned on our cash, cash equivalents and short-term investments. Interest income decreased by $9,695 from $28,344 for the six months ended December 31, 1998, to $18,649 for the six months ended December 31, 1999, due to a decline in our cash equivalents and short-term investments.

 Interest Expense

   We had no interest expense for the six months ended December 31, 1998. Interest expense totaled $549,505 for the six months ended December 31, 1999. Interest expense consisted primarily of noncash charges of $519,505 related to the issuance of warrants for the purchase of our common stock, which were issued from August 1999 through December 1999 under the terms of the convertible notes that we issued on August 23, 1999, to Comcast Interactive Capital, LP, one of our principal stockholders. The interest charge is equal to the fair value of the warrants at the time of their issuance.

Comparison of the Results of Operation for the Fiscal Years Ended June 30, 1998 and 1999

 Revenues

   Revenues increased by $667,207 from $47,494 for fiscal year 1998 to $714,701 for fiscal year 1999. This increase is attributable to an increase in the number of merchants joining The LinkShare Network(TM) and an increase in the volume and dollar amount of sales and other activities generated over the network. License fees represented 17% and 31% of total revenues for the fiscal year ended June 30, 1998 and 1999, respectively.

 Cost of Revenues

   Cost of revenues increased from $12,968 for fiscal year 1998, to $104,751 for fiscal year 1999. Of this increase, approximately $85,000 is attributable to an increase in hosting expenses and incremental depreciation associated with the additional computer hardware and software required by the increased activity over The LinkShare Network(TM). These costs as a percentage of revenues decreased from 27% for fiscal year 1998 to 15% for fiscal year 1999.

 Sales and Marketing

   Sales and marketing expense increased from $41,026 for fiscal year 1998 to $1.8 million for fiscal year 1999. Of this increase, approximately $731,000 is attributable to personnel costs associated with a higher number of employees engaged in sales and marketing and approximately $676,000 is attributable to increased expenditures for public relations, advertising and symposia.

 Product Development

   Product development expense increased by $672,486 from $103,520 for fiscal year 1998 to $776,006 for fiscal year 1999. Of this increase, approximately $418,000 is attributable to personnel costs associated with a higher number of employees engaged in product enhancement and new product development.

 General and Administrative

   General and administrative expense increased by $1.3 million from $83,408 for fiscal year 1998 to $1.3 million for fiscal year 1999. Of this increase, approximately $413,000 is attributable to personnel costs associated with a higher number of employees in our administrative and finance departments and the addition of new members to our executive management team, and approximately $287,000 is attributable to an increase in professional fees. In fiscal years 1998 and 1999, we recorded a provision for doubtful accounts of $25,000 and $261,000, respectively. Write-offs during these periods totaled $25,000 and $166,000, respectively, none of which were individually significant.

 Noncash Compensation

   We incurred no noncash compensation charges during fiscal year 1998. Noncash compensation charges related to employee stock option grants totaled $203,039 for fiscal year 1999.

 Interest Income

   We had no interest income during fiscal year 1998. Interest income totaled $61,102 for fiscal year 1999.

 Income Taxes

   We have made no provision for income taxes for the periods presented because we have incurred losses since our inception. At June 30, 1999, we had approximately $3.2 million of Federal net operating loss carryforwards. Our Federal net operating loss carryforwards begin expiring in 2018.

Quarterly Statement of Operations Data

   The following table sets forth statement of operations data for the six quarters ended December 31, 1999. The information for each quarter has been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of future results.

                                                          Three Months Ended
                         -------------------------------------------------------------------------------------
                         Sept. 30, 1998 Dec. 31, 1998 Mar. 31, 1999 June 30, 1999 Sept. 30, 1999 Dec. 31, 1999
                         -------------- ------------- ------------- ------------- -------------- -------------
                                                            (in thousands)
Revenues:
 Licensing Fees.........    $   10.1       $  35.1       $  65.4      $   110.2     $   231.5      $   379.9
 Network Fees ..........        28.1          65.9         110.2          289.7         620.6        1,380.6
                            --------       -------       -------      ---------     ---------      ---------
  Total Revenues........        38.2         101.0         175.6          399.9         852.1        1,760.5
                            --------       -------       -------      ---------     ---------      ---------
Operating Expenses:
 Cost of Revenues.......         4.7          10.6          25.9           63.6         132.9          217.1
 Sales and Marketing....        74.8         356.6         422.7          961.6       1,249.7        1,584.1
 Product Development....       111.0         169.0         236.6          259.5         322.1          512.6
 General and
  Administrative........       169.9         216.2         316.2          554.4         380.2          633.6
 Noncash Compensation...        81.6          10.5          22.7           88.2         115.6          135.0
                            --------       -------       -------      ---------     ---------      ---------
  Total Operating
   Expenses.............       442.0         762.9       1,024.1        1,927.3       2,200.5        3,082.4
                            --------       -------       -------      ---------     ---------      ---------
Loss From Operations....      (403.8)       (661.9)       (848.5)      (1,527.4)     (1,348.4)      (1,321.9)
                            --------       -------       -------      ---------     ---------      ---------
Interest Income.........        14.0          14.3           9.0           23.8          13.0            5.7
                            --------       -------       -------      ---------     ---------      ---------
Interest Expense........         --            --            --             --          (29.5)        (520.0)
                            --------       -------       -------      ---------     ---------      ---------
Net Loss................    $ (389.8)      $(647.6)      $(839.5)     $(1,503.6)    $(1,364.9)     $(1,836.2)
                            ========       =======       =======      =========     =========      =========

   The general trend of increased revenues and operating expenses for the quarterly periods indicated above resulted from the following:

  . The quarterly increase in license fees reflects the increase in the number of merchants participating in The LinkShare Network(TM).

  . The quarterly increase in network fees reflects the increase in the number of merchants and affiliates utilizing The LinkShare Network(TM) and growth in the revenue per merchant.

  . The quarterly growth in the cost of revenues reflects an increase in technical support personnel costs. There were no dedicated technical support personnel at September 30, 1998. At December 31, 1999, we employed eight individuals for technical support. The growth in the cost of revenues also reflects an increase in hosting expenses related to the growth in activity on The LinkShare Network(TM).

  . The quarterly growth in sales and marketing expense reflects the costs associated with the increase in sales and marketing personnel from nine at September 30, 1998, to 65 at December 31, 1999.

  . The quarterly growth in product development expense reflects the growth in product development personnel from one dedicated staff member at September 30, 1998, to 16 at December 31, 1999.

  . The quarterly growth in general and administrative expense reflects the growth in management and administrative staff from two at September 30, 1998, to 17 at December 31, 1999. The decrease in the quarter ended September 30, 1999, compared to June 30, 1999 is attributable to non-recurring professional fees in the quarter ended June 30, 1999, of approximately $146,000.

   Our operating results have varied on a quarterly basis during our short operating history and may fluctuate significantly in the future. The results of any quarter do not indicate results to be expected for a full fiscal year. Our annual or quarterly results of operations may be below the expectations of public market analysts or investors, in which case the market price of our common stock could be materially and adversely affected.

Liquidity and Capital Resources

   We have financed our operations to date through the private issuance of convertible preferred stock, convertible notes and warrants to purchase our common stock. Through December 31, 1999, net proceeds from financing activities totaled $6.7 million.

   Net cash provided by operating activities totaled $4,680 for fiscal year 1998. We experienced significant growth in the number of merchants and affiliates joining our network in fiscal year 1999 and incurred significant expenditures to support that growth. Consequently, net cash used in operating activities totaled $2.6 million for fiscal year 1999 and $659,668 and $1.5 million for the six months ending December 31, 1998, and December 31, 1999, respectively. Cash used in operating activities for each period consisted primarily of the cash used to fund operating losses in those periods.

   Net cash used in investing activities totaled $680 for fiscal year 1998, $1.1 million for fiscal year 1999 and $168,682 and $1.5 million for the six months ending December 31, 1998, and December 31, 1999, respectively. Net cash used in investing activities in these periods consisted primarily of capital expenditures for computer hardware, software and other fixed assets.

   Net cash provided by financing activities totaled $3.9 million for fiscal year 1999 and $3.9 million and $2.8 million for the six months ending December 31, 1998, and December 31, 1999, respectively. Cash provided by financing activities was obtained primarily through the private issuance of convertible preferred stock, convertible notes and warrants to purchase our common stock.

   We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 15 months. Thereafter, based on current projections, it is likely that we will need to raise additional funds. We may also be required to raise additional financing before that time. If additional funds are raised through the issuance of equity securities, our existing stockholders may experience significant dilution. Furthermore, additional financing may not be available when needed or may be available only on terms that are not favorable to us or our stockholders. If additional financing is not available when needed or is not available on acceptable terms, we may be unable to:

  . develop or enhance our products or services;

  . take advantage of business opportunities; or

  . respond to competitive pressures;

which could have a material and adverse effect on our business, financial condition or results of operations. If we are unable to raise funds in this offering, we will have to raise funds from alternative sources to meet our working capital needs and planned capital expenditures.

   On February 7, 2000, we issued $6.5 million principal amount of new convertible promissory notes to our founders and the holders of our Series A Preferred Stock in exchange for (1) the cancellation of notes previously issued to them on August 23, 1999, and November 18, 1999, (2) a waiver of interest accrued on those notes and (3) cash advances made by them prior to and contemporaneously with the issuance of the new notes. Each of the February 2000 notes matures on July 31, 2000, and bears interest at the rate of 6.2% per year, payable upon maturity. Upon the closing of this offering, each of the notes we issued on February 7, 2000, will be converted into a number of shares of common stock determined by dividing the principal amount of those notes plus accrued interest by 80% of the per share initial public offering price of our common stock.

   On March 31 and April 5, 2000, we issued an aggregate $2.9 million principal amount of new convertible promissory notes to Mitsui & Co. (U.S.A.), Inc. and Mitsui & Co., Ltd. for an equal amount of cash. Each of these notes matures on September 30, 2000, and bears interest at a rate of 6.2% per year, payable upon maturity. Upon the closing of this offering, each of these notes will convert into the number of shares of common stock determined by dividing the principal amount of those notes plus accrued interest by the per share initial public offering price of our common stock.

   On April 14, 2000, we sold to Martin I. Pompadur, who has consented to become a director of LinkShare upon the consummation of this offering, a convertible promissory note in the principal amount of $500,000 for an equal amount of cash. The note matures on September 30, 2000, and bears interest at the rate of 6.2% per year, payable upon maturity. Upon the closing of this offering, the note will convert into a number of shares of common stock determined by dividing the principal amount of the note plus accrued interest by the per share initial public offering price of our common stock.

   At December 31, 1999, we had no significant capital commitments; however, we plan to spend approximately $6 million on capital expenditures over the next twelve months.

Quantitative and Qualitative Disclosures About Market Risk

   Our exposure to financial market risk, including changes in interest rates and marketable equity security prices, relates primarily to any investment portfolio we may hold after this offering. We do not plan to reduce or hedge our market exposure on any investment securities because, to the extent we invest in securities, we intend to invest mainly in fixed-rate, short-term securities. We do not intend to buy or sell any derivative securities. All of our outstanding indebtedness at December 31, 1999, was fixed-rate debt.

Recent Accounting Pronouncements

   In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. Subsequently, SFAS No. 137 was issued, which deferred the effective date of SFAS No. 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to affect LinkShare, as we do not have any derivative instruments or hedging activities.

   On December 3, 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB No. 101). SAB No. 101 provides the SEC staff's views on the recognition of revenue including upfront fees received where the seller has continuing involvement. SAB No. 101 states that in certain circumstances where the seller has continuing involvement or performance obligations, fees for licenses at the outset of an arrangement should be deferred and recognized as revenue systemically over the related period of performance. SAB No. 101 requires registrants to adopt the accounting guidance contained therein by no later than the first fiscal quarter of the fiscal year beginning after December 15, 1999 (quarter ending September 30, 2000 for us). We believe the adoption of SAB No. 101 will not have an effect on our financial statements.

                                  OUR BUSINESS

   LinkShare creates and operates networks that enable businesses to form and manage online relationships with other businesses by establishing links between their Web sites. By joining one of our networks, businesses can find a large variety of potential online business partners in one convenient, central location. Using our network technology and services, they can establish links between their respective Web sites and monitor e-commerce activity through those links. We provide detailed activity reports that our network members can use to evaluate and optimize the performance of these link-based relationships.

   The LinkShare Network(TM) is a performance-based marketing network where merchants selling goods or services to consumers can establish promotional links on thousands of independent Web sites that join the network as "affiliates." When a Web visitor clicks through a link from an affiliate Web site to a merchant site and takes a prescribed action, the merchant pays the affiliate, and us, a commission. Examples of the activities that generate these commissions include the following:

  . A retailer selling computers on its Web site pays its affiliate and us a commission for every sale resulting from a link on the affiliate's site.

  . A bank offering credit cards on its Web site pays a fee to its affiliate and us for every Web user that completes a credit application on the bank's site after clicking through the link on the affiliate's site.

  . An Internet search engine pays a fee to its affiliate and us for every Web user that clicks through the link on the affiliate's site.

   Merchant members of The LinkShare Network(TM) pay us commissions based on the volume and dollar amount of the transactions generated through the links with their affiliates. They also pay us initial and recurring licensing fees to use our software and access our network. In addition, some merchants pay us fees for optional software features and service packages that we offer. Affiliate members of the network do not pay anything to us or the merchants to access our network or use our services. However, we actively recruit and support affiliates to increase the overall transaction volume over our network, thereby increasing the commissions we receive from the merchant members of our network.

   We view The LinkShare Network(TM) as a model for additional networks and applications that we may develop to use the linking and tracking capabilities of our technology. For example, in March 2000 we launched B2B LinkShare(TM), a network similar to The LinkShare Network(TM) in terms of features and functionality, but whose members are focused on business-to-business, rather than business-to-consumer, commerce.

Industry Background

 Growth of Online Commerce

   Business use of the Web is growing rapidly as new Web-based businesses and traditional businesses increasingly use the Internet as a medium to exchange information and enter into a variety of transactions with customers, suppliers and distributors. This marketplace consists of businesses selling their products and services to consumers, commonly referred to as business-to-consumer commerce, and businesses that use the Web for transactions with other businesses, commonly referred to as business-to-business commerce. In its February 2000 report, International Data Corporation predicted that:

  . business-to-consumer spending will grow from $58.6 billion in 2000 to $209.1 billion in 2003; and

  . business-to-business spending will grow from $210 billion in 2000 to $1.4 trillion in 2003.

 Expansion and Fragmentation of the Internet Marketplace

   As e-commerce grows, advertisers and direct marketers increasingly use the Web to locate customers, advertise and facilitate transactions. To a large degree, merchants' online marketing efforts are focused on increasing visitors to their Web sites, which is commonly referred to as Web site "traffic." As a result of the disaggregated nature of the Web, merchants face significant challenges in achieving that goal cost-effectively.

   The proliferation of easy-to-use, low-cost Web publishing tools has led to the creation of millions of Web sites of widely varying content. International Data estimates that the number of Web pages grew from 303.4 million in 1997 to
2.2 billion in 1999. Nielson/NetRatings estimates that, as of December 1999, the top ten major Web sites, such as AOL and Yahoo!, accounted for less than 20% of all page views. As a result, online retailers and Web sites seeking to convert visitor traffic into revenues need a cost-efficient way to reach the remaining 80% of page views.

 Early Online Marketing

   Early Web marketing relied primarily on the posting of merchants' banner ads on independent Web sites. A banner is a graphical rectangular box posted on a Web site containing advertising material and a hypertext link that permits a viewer to move from the Web site displaying the ad to the Web site of the advertiser by "clicking on" the banner. Advertisers generally pay Web sites carrying their banner ads fees based on the number of impressions, which is the number of times the Web page displaying the ad is viewed. These fees are usually fixed at a cost per-thousand (CPM) impressions.

   We believe that traditional banner advertising has proven to be an inefficient method for converting ad viewers into shoppers and, eventually, buyers. Only a few content Web sites attract sufficient traffic to generate significant advertising revenue on a CPM basis, and those few, high-traffic sites charge increasingly expensive rates for their advertising space. We believe that the relative ineffectiveness of traditional banner ads results from the lack of integration and relevance of traditional banner ads within the content of the Web sites where they are displayed.

   Because of the relative ineffectiveness of traditional CPM-based banner advertising, performance-based marketing methods that tie advertising fees to tangible results, such as click-throughs, purchases or registrations, represent the fastest growing segment of the online advertising market. In its August 1999 report, Forrester projects that online advertising spending in the United States will grow from $2.8 billion in 1999 to $17.2 billion in 2003. Forrester further projects that performance-based advertising, which includes pay-per-click, pay-per-lead and pay-per-customer advertising deals, will grow from 15% of all U.S. online advertising spending in 1999 to over 50% in 2003, creating significant opportunities for performance-based marketing techniques.

 Emergence of Affiliate Marketing

   "Affiliate marketing" is a performance-based marketing technique that emerged in response to the ineffectiveness of early online marketing efforts. In an affiliate marketing program, a business seeking to attract more traffic to its Web site to sell goods or services or for other purposes, broadly referred to as a "merchant," links its Web site to multiple independent Web sites, usually called "affiliates" of that merchant. These links are embedded in an affiliate's site and can take the form of a textual mention, banner ad or other image promoting the merchant or its products. If a visitor to an affiliate site uses the link to move to the merchant's site and takes a prescribed action, such as making a purchase or completing a registration form, the merchant pays a fee to the affiliate. Affiliate marketing enables a merchant to promote itself across thousands of affiliate Web sites, while only paying for promotions that actually produce results. Affiliate marketing enables an affiliate to earn fees by linking its Web site to merchant sites with products or services likely to be of interest to the affiliate's visitors.

   For most merchants, internally implementing this type of program poses significant challenges. Developing and maintaining the software and systems that provide sophisticated linking, updating and tracking capabilities are expensive and require a high degree of technical expertise. Additionally, merchants must employ and train personnel to manage all aspects of their programs, including the identification and screening of potential affiliates, the negotiation of contracts with potential affiliates and the monitoring of performance. As a result, many merchants seek a cost-effective way to reap the benefits of an affiliate marketing program without the costs of self-implementation.

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


   We established The LinkShare Network(TM) in 1997 to enable businesses engaged in the then-emerging business-to-consumer commerce market to quickly and easily establish affiliate marketing programs without incurring the costs of self-implementation. As The LinkShare Network(TM) has grown we have continued to develop our software and systems and enhance our services. We believe that the open network model on which The LinkShare Network(TM) is based, and the linking and tracking technology we have developed, can be applied to other online applications that involve managing multiple relationships through linked Web sites.

The LinkShare Solution

   LinkShare creates and operates open online networks that enable businesses to quickly and easily initiate and monitor multiple relationships by linking their Web sites to Web sites of other businesses. Our networks enable our customers to:

  . find appropriate online businesses with which to establish linked-based relationships;

  . negotiate a wide variety of relationships and customize their compensation arrangements;

  . establish links with thousands of Web sites and easily update, remove or replace those links; and

  . monitor the traffic through those links and promptly obtain comprehensive and detailed reports retrievable from anywhere the Web can be accessed.

 Our Network Model

   Our open or "public" network model provides a business that joins one of our networks with immediate access to the existing members of the network with whom it can form link-based relationships on mutually agreeable terms. As more businesses join a network, the costs of maintaining that network are spread over the growing pool of network members, and the growing pool of network members becomes an increasingly attractive source of potential business partners to businesses that have not yet joined. We believe our network model can be applied to virtually any situation in which a business has a need to manage relationships with multiple Web sites. We currently operate two networks, The LinkShare Network(TM) and B2B LinkShare(TM). The LinkShare Network(TM) is an affiliate marketing program for businesses engaged in business-to-consumer commerce. B2B LinkShare(TM) is a similar program for businesses engaged in business-to-business commerce. Within The LinkShare Network(TM), we also operate TrafficShare(TM), an affiliate marketing program for content sites whose primary goal is increasing traffic to their sites, rather than making sales.

 Technology and Services

   Our LinkShare Synergy(R) technology forms the backbone of our networks. It consists of software and systems that link multiple Web sites, track the activity through those links and analyze the results of that activity. Our technology is easy for our clients to implement, produces prompt and comprehensive tracking and reporting information and is highly scalable and flexible. For more information about our technology, see "--Technology Infrastructure" below. We also have a highly trained staff that provides client support services which enable network members to optimize the benefits of participation in our networks.

The LinkShare NetworkTM

   The LinkShare Network(TM) is the first and, to date, the most significant application of our open network business model in terms of its size and the revenues it has generated. It is a network of merchants and affiliates using affiliate marketing primarily to conduct business-to-consumer e-commerce. A business joins The LinkShare Network(TM) as a merchant in order to establish and operate an affiliate marketing program for the purpose of attracting consumers to its Web site to buy its products or services. A business joins the network as an affiliate in order to earn commissions by participating in the affiliate marketing program of one or more of the merchants in the network. The LinkShare Network(TM) currently has over 500 merchants and hundreds of thousands of affiliates.

 Merchant Membership

   To join The LinkShare Network(TM) as a merchant, a business must enter into a written contract with us. We then establish an interface between the merchant's electronic commerce site and our Web site.

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


Once this interface is established, the merchant can access our Web site to:

  . post the standard terms of participation in its affiliate marketing program for review and acceptance by businesses applying to be affiliates in its program;

  . post different types of promotional links, such as banner ads or textual mentions, that affiliates approved by the merchant can cut and paste onto their own sites to link them to the merchant's site;

  . review the Web sites of businesses that have applied to be affiliates of that merchant and accept those businesses into its program or reject them;

  . communicate directly via e-mail with one or more of the affiliates in its affiliate marketing program;

  . modify the content of its links that are posted on the Web sites of its affiliates or remove those links from one or more affiliate sites; and

  . view and print information on the performance of its affiliate marketing program, such as the number of click-throughs from each link on each affiliate's site to the merchant's site, the number of transactions that have resulted from click-throughs and the commissions owed to each affiliate.

 Affiliate Membership

   A business can join The LinkShare Network(TM) as an affiliate in two ways: it can submit an online application from the public portion of our Web site, or it can submit an application from the Web site of a merchant member of the network. To submit the application, the affiliate must agree to abide by the standard terms and conditions of The LinkShare Network(TM). If the application is made through a merchant's site, an affiliate must also agree to the terms of that merchant's affiliate marketing program and be accepted into that program.

   Once accepted into the network, each affiliate is given access to a segregated, password-protected area of our Web site where it can view a list of merchants that are offering affiliate marketing programs through the network. The merchants are grouped by categories of interest so that the affiliate can easily identify merchants selling products or services that may be of interest to visitors of the affiliate's site. We currently have over 20 categories of interest, such as Auto, Sports & Fitness, Computer & Electronics, Entertainment and Travel, with ten or more merchants in each category. Some merchants appear in more than one category. By clicking on a category, the affiliate can view a list of merchants in that category and a brief description of what each merchant sells and the commissions each merchant is offering to pay to affiliates. By clicking for more information, the affiliate can view each merchant's standard terms for participation in its affiliate marketing program. By checking a box and clicking a button, an affiliate can apply to participate in one, several or all of the listed merchants' affiliate marketing programs. Each merchant decides whether or not to accept each affiliate into its program.

   Once accepted into the affiliate marketing program of one or more merchants, an affiliate can use our Web site to:

  . send e-mails to those merchants in whose affiliate programs it participates and seek to negotiate compensation arrangements that are different from the merchant's standard terms;

  . select from a variety of promotional links that those merchants have posted on our site and cut and paste one or more of these links onto its own site to link to the merchants' sites; and

  . view and print information on its performance in each affiliate marketing program in which it participates, such as the number of visitors that see each link to each merchant site, the number of click-throughs on each link, the number of completed transactions that result from each click-through and the commissions earned from each merchant.

 LinkShare's Role

   We provide in one central location on the Web the tools that enable our network members to establish and manage their affiliate marketing programs. Using our software and systems, merchants and affiliates:

  . find each other on the Web;

  . establish links between their sites;

  . monitor the number of visitors that view and click on these links;

  . monitor the activity that occurs on the merchant sites and record the commissions owed to the affiliates; and

  . generate reports that enable them to monitor the results of their participation in The LinkShare Network(TM).

We also provide a form of agreement that a merchant can, but is not obligated to, use to specify the terms by which affiliates may participate in that merchant's affiliate marketing program. We are, however, not a party to the agreements between the merchants and their affiliates, which enables us to remain neutral when tracking and reporting on network activity. We also provide templates that merchants can use to create promotional links for affiliates to cut and paste into their Web sites; however, the merchants supply their own art work and retain complete editorial control over the content of their links. We believe that these products and services enable our customers to maximize the benefits of their participation in our networks.


 Benefits to Merchants

   Membership in The LinkShare Network(TM) provides merchants with an affiliate marketing program that we believe reduces the time, cost and effort of operating their own affiliate marketing programs. Key benefits of The LinkShare Network(TM) to merchants include:

  . Expansive reach of open networks. Merchants can quickly and easily access and establish cost-effective marketing relationships with the thousands of eligible affiliates that belong to The LinkShare Network(TM).

  . Performance-based compensation. Merchants only pay their affiliates for carrying a promotional link when that link produces a desired result. Our technology gives merchants the flexibility to negotiate a variety of performance-based compensation arrangements with their affiliates, including percentage-of-sales, CPM, per-form and "hybrid" arrangements combining any number of different compensation models.

  . Low cost and ease of implementation. Merchants can cost-effectively manage multiple online relationships, reduce infrastructure and personnel costs and analyze the effectiveness of these relationships with prompt, reliable and comprehensive information which can be accessed through any Internet connection.

  . Flexibility and choice. Merchants can choose from among the tiers of service offerings we provide. Our service offerings enable a merchant member of one of our networks to outsource management of its entire affiliate marketing program, only certain functions of its program or none at all.

 Benefits to Affiliates

   The LinkShare Network(TM) provides a central location where affiliates can browse the link offers of hundreds of merchants and either form relationships with a select few or use our technology and services to create on its own Web site a "virtual storefront" on which it offers the products and services of many merchants. Key benefits of The LinkShare Network(TM) to affiliates include:

  . Ability to monetize traffic. Affiliates can convert traffic on their Web sites into revenues, even when that traffic is insufficient to attract significant advertising on a CPM basis.

  . One-stop access to quality merchants. Affiliates can quickly and easily apply to participate in the affiliate marketing programs of hundreds of quality merchants at one location using a single registration form, username and password.

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


  . Customized compensation arrangements. Affiliates can communicate directly with merchants and negotiate individualized compensation arrangements that differ from the merchants' standard forms.

  . Centralized management and tracking. Affiliates can manage their participation in the affiliate marketing programs of multiple merchants with prompt, detailed information provided by us and accessible from any Web connection.

Our Strategy for Future Growth

   Our goal is to be the premier provider of open networks that facilitate online commercial activity. Key elements of our growth strategy include:

  . Attracting New Network Participants. We continually seek to attract additional businesses to our networks. As a network grows, transaction volume over the network increases, as does the pool of network members that can benefit from our products and services. As The LinkShare NetworkTM expands:

    . each new merchant that joins the network attracts new affiliates by its own brand recognition and individual marketing efforts; and

    . the growing pool of easy to identify affiliates becomes an increasingly attractive marketing opportunity for merchants not yet in the network.

   We believe that because of this self-reinforcing cycle, the addition of a single merchant or affiliate increases exponentially the number of new business relationships that may be formed on our affiliate networks. We have teams of employees dedicated to identifying and recruiting new merchants and affiliates to The LinkShare NetworkTM and to B2B LinkShareTM. These teams focus on those merchants with widely recognized brand names and high sales volumes and on those affiliates with the greatest potential for increasing traffic over our networks.

  . Introducing New Affiliate Marketing Networks. We intend to leverage the value of our open network model by introducing new affiliate networks catering to identifiable business communities. We may introduce these new networks for a particular business community, as we did with B2B LinkShareTM, an affiliate network focused on business-to-business e-commerce. By making B2B LinkShareTM a separate network, we made it easier for business-to-business merchants to find the right affiliates without having to screen out thousands of unrelated consumer-oriented sites. Alternatively, we may identify members of one of our existing networks that have particular business needs and introduce specific products or services to serve these needs. In October 1999, we introduced TrafficShareTM, an affiliate marketing program for proprietors of advertising-based sites whose primary goal is to drive traffic to their sites in order to maintain or increase the rates they charge advertisers. TrafficShareTM is currently a program available to all merchant members of The LinkShare NetworkTM, but as the number of businesses using it increases it may become a separate network.

   Because each additional network or program that we create is modeled upon our existing networks, we can maximize the use of our existing infrastructure. Our technology and systems are highly scalable and can accommodate increased transactional volume that results from the introduction of new networks, products or services.

  . Adapting Our Technology and Network Model for New Uses. We believe that our patented technology and expertise in operating affiliate marketing networks can be useful in virtually any situation in which businesses need to create and manage link-based relationships among multiple Web sites, track activities through those links and receive detailed reports on the performance of the parties in those relationships. As e-commerce continues to grow and evolve, we plan to pursue emerging opportunities to apply our technology and network model for other uses.

  . Expanding and Enhancing our Products and Services. We seek to develop new revenue opportunities by introducing premium software features and service packages to existing members of our networks for which we can charge additional fees.

  . Introducing Our Business Model to International Markets. Just as we can introduce our network model to additional business communities, we can also introduce it to additional geographic markets. We intend to identify suitable international markets for expansion. Our strategy for each international market we enter may be different, depending on such factors as language, culture and local conditions. We may, for example:

    . directly operate affiliate networks in some markets;

    . form joint ventures with local partners; or

    . license our technology to a third party to operate in a designated market.

Products and Services

 Name                       Launch Date               Description
 ----                       ------------              -----------
 The LinkShare NetworkTM... July 1997    A network of online businesses
                                         engaging primarily in business-to-
                                         consumer commerce. To date, The
                                         LinkShare Network(TM) has generated
                                         substantially all of our revenues.

 TrafficShareTM (currently
  part of The LinkShare     October 1999 A program offered only to merchant
  NetworkTM)...............              members of The LinkShare NetworkTM
                                         whose objective is to increase traffic
                                         to their Web sites, such as portals
                                         and large content sites that derive
                                         revenue by selling advertising space
                                         on their sites. To date, this program
                                         has generated minimal revenues for us.

 B2B LinkShareTM .......... March 2000   A network of online businesses
                                         engaging primarily in business-to-
                                         business commerce. This network is too
                                         new to have generated significant
                                         revenues for us.



   We provide a "private label" program to merchants that prefer to run their affiliate marketing program from a segregated Web page that does not give their affiliates access to the programs of other merchants; however, we believe that participation in an open network either alone or in conjunction with a private label program is a superior alternative for most merchants.

 Technology

   LinkShare Synergy(R). LinkShare Synergy(R) software is the platform on which we build all of our affiliate networks. We believe LinkShare Synergy(R) is the most secure, accurate and easy-to-use software available for affiliate marketing programs. Use of LinkShare Synergy(R) is included in the network access fees we charge our merchants. Features of LinkShare Synergy(R) include:

   Web-Based Technology:    . Network participants have immediate access to a
                              full suite of services from any Internet connection.

                            . It requires minimal infrastructure installation
                              because most of the requisite software resides on our servers.

                            . All upgrades occur automatically.

                            . Merchants can update product displays, promote
                              seasonal or limited-time-only offers and replace underperforming links across all affiliate sites with one-click updates.

                            . Affiliates with multiple Web sites can track
                              activity and update links across all sites through a single interface.

   Full Suite of Software Tools:
                            . SmartReports. Network members can monitor the
                              performance of their relationships online through detailed and aggregate data and automated reports that can be delivered by e-mail on specified days.

                            . V-Link. Affiliates can include links to a
                              merchant's site directly in e-mails and send them to potential customers.

                            . Grouping. Merchants can segment or group their
                              affiliate partners and target those segments or groups with individualized e-mails and special offers.

                            . Team Meeting. Merchants can send and receive
                              mail and distribute newsletters over our internal e-mail system or to external addresses, all from one centralized interface.

                            . E-mail Thank You Notes. Automatic e-mailing
                              capabilities allow affiliates to send thank you notes to customers who make purchases on the sites of merchant partners through the affiliate's link.

   Flexibility:             . CustomComp. Merchants can reward or compensate
                              different partners in different ways, such as percentage of sale, CPMs, click-throughs, completed forms, flat fees, return days, monthly minimums or any combination of models.

                            . OpenServe Technology. Merchants can work with
                              any ad-serving technology a merchant chooses, including LinkShare's, through a simple drop-down menu in the interface.

   LinkShare Synergy Expert. We offer the LinkShare Synergy Expert software to our merchant members for a fixed monthly fee. This optional software package offers an expanded set of tools and features including:

  . SmartTarget. Merchants can recruit particular affiliates by sending targeted e-mails to affiliates within the network based on almost any criteria, such as site type, geographical region and key word.

  . Affiliate Content Spider. A "control spider" software feature patrols affiliate sites automatically, according to a merchant's instructions, to detect the use of prohibited words, such as a competitor's name or offensive language, or to notify the merchant if an affiliate frames the merchant's site without permission.

 Services and Support

   We work closely with the members of our networks to help them optimize the value of their affiliate marketing programs. Our members can contact us with their questions and problems via toll-free telephone number, e-mail and live online chat sessions. When new merchants join our networks, we provide them with four hours of free technical support and software training. Additional support or training is available at hourly rates to merchants that do not subscribe to one of our optional support packages described below. We also provide other back-office services, such as e-mail generation and distribution, check disbursement and 1099 form distribution, for which we charge fees on a per-message, per-check or per-form basis.

   Merchant members may subscribe to one of our tiered customer service packages:

  . AE Support. AE Support is designed to help merchants generate better response rates by providing analyses of their affiliate marketing programs and trends in marketing over the Web. Each merchant that subscribes to AE Support is assigned a dedicated account executive to assist with initial launch and marketing strategy and participate in weekly discussions and six-month formal reviews of the merchant's overall program. We provide AE Support free of charge to merchants who generate specified transaction volumes over our network, and for a fixed monthly fee in the case of merchants that do not achieve the monthly minimum.


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

  . Client Services. Our Client Services package provides subscribing merchants with more comprehensive and in-depth services designed to optimize the results of their affiliate marketing programs. This service package includes assistance with Web affiliate acquisition and approval, affiliate relationship development and management, product merchandising, cooperative advertising purchases and back-office services. Our Client Services package, when combined with our affiliate payment and other back-office service options, permits a merchant to outsource to us responsibility for managing virtually all aspects of its affiliate marketing program. We typically charge a fixed monthly fee for this package and require a subscription for a minimum number of months.

   We also provide services tailored to meet the needs of our affiliate members:

  . Signature Affiliates. Some of our network affiliates operate loyalty-building programs that permit visitors who make a purchase from the merchants with whom the affiliates have links to receive personal rewards or credits based on the amount of the purchase. Other affiliates make charitable contributions based on visitor purchases from linked merchants. Our technology permits us to track transactions through the links those affiliates have with our merchants down to the level of individual transactions, so that the appropriate amounts can be credited to visitors or contributed to the sponsored charity.

  . Best Practices. We continually consult with our affiliates to learn the best ways to make our networks work better for them. We organize online chat and person-to-person conferences among network participants, and we recently completed a comprehensive review of the affiliates in The LinkShare NetworkTM that generate high levels of sales or other compensated activities for their merchant partners to identify factors that contribute to their success. We are implementing programs that will permit other affiliates to institute the best practices we have identified as a result of that review.

Customers

   Our customers include:

  . businesses selling products and services to consumers and businesses over the Web;

  . portals and major content sites seeking to generate advertising revenue;
    and

  . Web site publishers that form marketing relationships with these businesses.

Merchants in our networks include companies with high brand recognition and significant sales volumes both on and off the Web, as well as medium-sized and some small merchants. We devote particular attention to recruiting large online merchants or merchants that are recognized leaders in their industries. Our goal is to offer members of our networks a selection of potential online businesses that includes a variety of companies within each major product or service category. Currently, the vast majority of our customers are the merchant members of The LinkShare NetworkTM and their affiliates who are engaged primarily in business-to-consumer e-commerce. The table below lists some of the merchant members of The LinkShare NetworkTM, all of whom have signed written contracts for our services. We have not received significant revenues from every one of these merchants, and no single merchant has accounted for more than 5% of our revenues, during the period July 1, 1999 (the beginning of our current fiscal year) through March 31, 2000.

   BlueLight.com (Kmart's online
    store)                             ibeauty.com             priceline.com
   Borders.com                         JCPenney                Petopia.com
   CVS.com                             L.L. Bean               SharperImage.com
   Dell                                Lands' End              Sony Music Direct
   flooz.com                           OfficeMax.com           Toysrus.com
   FragranceNet.com                    OmahaSteaks.com         Verio
   FreeShop.com                        OurHouse.com            WeddingChannel.com
   FTD.com                             Outpost.com             Wine.com
   Hallmark

   Typically, merchants in our networks enter into written agreements with us for terms of up to three years that renew automatically for successive terms of up to two years, unless either party gives notice not to extend. We generally provide limited warranties concerning our system performance and protection for our customers from infringement claims. Participating merchants agree to exclusively use our networks and technology for affiliate marketing programs.

   Participating affiliates in our networks can discontinue their participation at anytime. They agree to abide by standard terms of network membership by completing an online agreement when they register with us, either at our Web site or at the affiliate recruitment page of the Web site of one of our merchant members.

Sales and Marketing

 Client Development

   Our merchant development teams, located in New York City, San Francisco, Chicago and Irvine, California, actively identify and recruit new merchants into our networks. Our Client Services team, located in Denver, and our account executives, located primarily in New York City, support our merchant development teams to market our tiered customer support offerings.

   We also have an affiliate development team, located in New York City, that actively identifies and recruits new affiliates. All affiliate members of our networks are affiliates of LinkShare, and we pay them commissions if they recruit qualified new affiliates into one of our networks.

 LinkShare Symposia

   We sponsor periodic LinkShare Symposia in various locations in the United States and abroad to which we invite a broad spectrum of the e-commerce community as well as merchant and affiliate members of our networks. Prominent industry figures speak on topics of general interest, and we organize closed sessions at which our merchants and affiliates get special training and information that will help them optimize their use of our products and services and share the best practices that have been developed by the most successful members of our networks. These symposia enable us to market our business to potential clients and to strengthen our relationships with the members of our networks. Attendance has continued to increase since our first Symposium, with over 600 people attending our February 2000 Symposium in San Francisco.

 Advertising and Promotion

   We also market our networks and build awareness of the LinkShare brand through advertisements within trade and other publications, trade show participation and other media events and promotional activities.

Technology Infrastructure

 Our Software and Patented Processes

   We have built scalable user interfaces and processing systems that are based on internally-developed proprietary LinkShare Synergy(R) software. Our products are Web-based, and there is only a small amount of software for our merchants to install. The bulk of our software resides on our own servers, which minimizes both the amount of work and hardware needed by merchants and Web affiliates to use our products and reduces the risk of theft or other unauthorized copying of our software. To create links on their Web sites, Web affiliates log in to our systems and then simply "cut and paste" the necessary code into their Web sites. We work with our members to ensure that they successfully integrate our technology, and we perform tests to guarantee that the tracking mechanism is accurate and timely.

   In December 1999, LinkShare was granted U.S. Patent No. 5,991,740 covering "Data Processing System for Integrated Tracking and Management of Commerce Related Activities on a Public Access Network." The patent is directed to the system supporting our affiliate program. It claims a computer system linked to an array of network-based businesses so that commerce generated by these businesses may be properly tracked and quantified for reporting purposes. The patent covers an enhanced programming capability for creating network-based promotional arrangements and accurately tracking commerce governed by these promotional arrangements in a non-intrusive manner. While patents issued by the United States Patent & Trademark office enjoy a presumption of validity, we cannot assure you that our patent is valid.

 Our Computer Systems

   Our computer systems handle all aspects of our networks, including:

  . the maintenance of our Web site;

  . the formation of links;

  . the collection of new member registration information; and

  . the collection and processing of transaction data needed to furnish reports to merchants and affiliates.

Our computer systems are built around industry standard architectures and are designed to reduce downtime in the event of outages or catastrophic occurrences. Over the past year, our systems have experienced minimal unplanned downtime. The servers for our networks provide 24 hour a day, seven day a week availability, subject to short maintenance periods. During maintenance of our administrative systems, our members are not able to run reports and perform other administrative functions, but all e-commerce activity continues to function normally. We are currently developing the ability to perform routine maintenance on our administrative systems without disrupting our members' access to administrative functions. We expect to have this ability before the third quarter of 2000.

 Scalability, Availability and Reliability

   Our system infrastructure has been engineered to provide maximum reliability and availability. We have divided our systems into two groups to make each group operate at the highest level of availability and to provide the infrastructure with scalability. The first group, which we refer to as the "front-end," is responsible for tracking and all related functions that link merchants with their affiliates. The second group, which we refer to as the "back-end," is responsible for all administrative tasks, including participant registrations, reporting and merchant and affiliate program maintenance.

   The front-end systems consist of multiple Intel-based computers running the Linux operating system. These systems are controlled by redundant geographical load balancing hardware, and are designed to handle excess loads placed on them. Since the front-end is designed to function independently of the back-end, any disruptions to the back-end will have no effect on the front-end.

   The back-end systems run on a combination of Sun Solaris-based systems and Intel-based multi-processor systems running the Linux operating system. Our systems allow for quick growth and scalability by enabling us to easily add additional servers on the back-end for reporting and other administrative purposes. Since our software is based on industry standards, we are able to take advantage of new advances in hardware and software in a timely and efficient manner. We are currently replicating our back-end data over multiple machines located in geographically dispersed data centers to provide a greater degree of redundancy in the event of disaster and to distribute the workload across multiple systems and improve network performance.

   Our system hardware is hosted at the Exodus Communications facility in Harborside, New Jersey. We also maintain servers at hosting facilities in Weehawken, New Jersey, New York City, New York, Santa Clara, California and London, England. Our use of two providers of hosting facilities and the dispersion of our servers over multiple sites in different regions is intended to provide redundancy in the event of a natural disaster or other event affecting any one facility or region. Our hosting facility providers are contractually obligated to maintain redundant high-capacity Internet connections, communications lines, emergency power backup, climate-control, fire protection, seismic reinforcement and continuous security surveillance.

   We regularly test and maintain the multiple connections between our servers, and regularly test the connections between our network data centers and the Internet. Our engineering and hosting center personnel monitor traffic patterns and congestion points and reroute traffic flows to reduce end-user response times.

Competition

   The market for affiliate marketing programs, which at present is our only line of business, is new, rapidly evolving and highly competitive. We compete against companies of all sizes with respect to the products and services we provide, and we expect to face increased competition from some of these companies as they broaden the scope of their products and services.

   We compete primarily with software/service providers, such as Be Free, Inc., that offer merchants software and services to operate their own private label sales affiliate programs. These programs can serve as an alternative to the sales affiliate programs conducted over our networks. Private label providers, such as Be Free, aggressively market their programs to many of the online merchants that we may target. We believe that our network model offers advantages to private label programs, in that merchant members of a network gain immediate access to all of the network's existing affiliates and do not have to spend time or resources recruiting an initial affiliate base. Similarly, affiliate members of a public network can offer to establish marketing relationships with all of the merchant members and can manage those multiple relationships in one centralized location. We offer a private label program; however, we have not generated significant revenues from that program.

   We also compete, to a lesser extent, with other providers operating forms of open networks, such as Commission Junction. We believe that Commission Junction provides its affiliate marketing programs primarily to smaller and midsize merchants rather than large online merchants with significant sales volumes and high brand recognition.

   We may also compete with companies that provide banner ad services, which may be considered an alternative marketing technique. However, participants in our networks are able to use any ad serving technology they choose.

   We believe that the principal competitive factors in the market for our services include:

  . the ease of use of the system;

  . the flexibility and scalability of the marketing program;

  . technological features; and

  . the quality, comprehensiveness and value of available services.

We believe that we compare favorably to our competitors on the basis of each of these factors due to the combination of our open network business model, the features and ease of use of our LinkShare Synergy(TM) software and our quality customer service. In addition, we compete by:

  . emphasizing the benefits of using an open network model over a software/service model or private label program;

  . providing our network members with state-of-the-art technology, such as our individualized customer service;

  . providing increasingly comprehensive, cost-effective and easily managed solutions; and

  . requiring our merchant members to use LinkShare as their exclusive provider for affiliate marketing programs by including the terms of that exclusivity in each of our contracts with our merchant members.

Employees

   At March 31, 2000, we had a total of 161 full-time employees, including 12 in product development, 37 in sales and marketing, 22 in research and development and 60 in customer and technical support, affiliate development and client services. None of our employees are unionized. From time to time, we also employ independent contractors to supplement our development staff. We believe our relations with our employees are good.

Facilities

   Our headquarters are located in 15,000 square feet of office space that we occupy in New York City under a lease expiring in December 2000. Some of our personnel are based in 2,370 square feet of separate office space in New York City that we use under a lease expiring in August 2001. Under a lease expiring in September 2003, we rent 5,800 square feet of office space in San Francisco, where we base regional sales and marketing staff. Our Client Services program is managed from our Denver office, which occupies 5,458 square feet of space under a lease expiring in December 2000. Our sales personnel based in Irvine, California occupy office suites, under a contract expiring in September 2000. We also have sales personnel based in Chicago who work in home office space. In the future, we may lease additional space as needed.

Legal Proceedings

   From time to time, we may be involved in litigation incidental to the conduct of our business. We are not currently a party to any legal proceedings.

                                   MANAGEMENT

Executive Officers, Key Employees and Directors

   The following table sets forth our executive officers, key employees and directors, their ages and the positions they held at March 31, 2000, except in the case of Messrs. Gilligan and Pompadur, who have agreed to join our board of directors effective upon the closing of this offering:

        Name                      Age                           Position
        ----                      ---                           --------
   Stephen D. Messer............   28 Chairman of the Board, Chief Executive Officer and Director
   Heidi S. Messer..............   30 President, Secretary and Director
   Bowers W. Espy...............   49 Senior Vice President, Chief Financial Officer and Treasurer
   Jianhao Meng.................   31 Senior Vice President and Chief Technology Officer
   Richard S. Okin..............   42 Vice President and Chief Information Officer
   Joseph E. Young..............   51 Executive Vice President, Business and Legal Affairs
   Pamela A. Codispoti..........   34 Senior Vice President, Marketing and Communications
   Cheryl C. Ho.................   28 Senior Vice President, Product Development
   Bruce R. Gilburne............   38 Vice President, Sales
   Catherine L. McCall..........   42 Vice President, Client Services
   Wendy N. Salomon.............   32 Vice President, Marketing
   Douglas A. Alexander.........   38 Director
   Edward P. Gilligan...........   40 Director
   I. Martin Pompadur...........   64 Director

   Stephen D. Messer co-founded LinkShare and has been a director since our inception. He was our Chief Executive Officer from inception until April 1999 and resumed that position in July 1999. Prior to founding LinkShare, Mr. Messer was the Assistant Director of the Columbia University Institute of Tele-Information from May 1996 to May 1997. He continues to serve as an Affiliated Research Fellow at the Institute. Mr. Messer holds a J.D. from the Benjamin Cardozo School of Law at Yeshiva University in New York and a B.A. degree from Lafayette University in Pennsylvania. He is the brother of Heidi S. Messer.

   Heidi S. Messer co-founded LinkShare and has been a director and our President since our inception. From October 1995 to May 1997, Ms. Messer was associated with the law firm of Baker Botts L.L.P. Ms. Messer holds a J.D. from Harvard Law School and a B.A. from Brown University. Ms. Messer has served on the board of shop.org, a trade association focused on Internet retailing, since February 1999. She is the sister of Stephen D. Messer.

   Bowers W. Espy has served as a Senior Vice President and our Chief Financial Officer and Treasurer since January 2000. From 1983 to 1995, Mr. Espy served in various senior management positions at Merrill Lynch & Co., including Managing Director--Investment Banking, Co-head Depository Institutions--Mergers and Acquisitions. Prior to joining Merrill Lynch, from 1981 to 1983, he served as Deputy Director for Financial Analysis and Policy Research for the Federal Home Loan Bank Board in Washington, D.C. After departing Merrill Lynch in 1995 and until joining LinkShare, Mr. Espy was primarily retired, but served as a consultant for an Internet-related company. Mr. Espy holds a M.A. in Economics and a B.S. in Business Administration from the University of Florida.

   Jianhao Meng co-founded LinkShare and has been our Chief Technology Officer since our inception. He became a Senior Vice President of LinkShare in January 2000. Mr. Meng was a graduate research assistant at the Center for Telecommunications Research at Columbia University from 1993 to August 1998. Previously, Mr. Meng worked as a programmer at Ernst & Young, LLP from 1992 to 1994 and a system engineer at Computers & Communications, Inc. from 1990 to 1992. Mr. Meng holds an M.S. in Electrical Engineering from Columbia University. He is currently pursuing his Ph.D. in Electrical Engineering from Columbia University.

   Richard S. Okin has been our Chief Information Officer since February 1999. He became one of our Vice Presidents in January 2000. From January 1993 to February 1999, Mr. Okin was with TIR Securities, first as a consultant and then as Director of Software Development. Mr. Okin holds an A.B. from Vassar College and has completed graduate work at Sloan Kettering Memorial Cancer Center in the field of Biochemistry.

   Joseph E. Young has served as our Executive Vice President, Business and Legal Affairs since September 1999. Prior to joining LinkShare, Mr. Young was Of Counsel to the law firm of Baker Botts L.L.P from January 1995 to September 1999. Mr. Young spent over 14 years in private legal practice with a number of law firms, specializing in corporate and securities transactions. Mr. Young holds a J.D. from Harvard Law School and a B.A. from the University of Illinois.

   Pamela A. Codispoti has been our Senior Vice President, Marketing and Communications since January 2000. Prior to joining LinkShare, from 1993 until joining LinkShare, Ms. Codispoti worked for American Express Company, where she started as Senior Manager of the Strategic Planning Group and rose to Vice President of Marketing for the Corporate Services Division. Ms. Codispoti holds an M.B.A. from the Harvard Graduate School of Business Administration and a B.A. in Math and Social Science from Dartmouth College.

   Cheryl C. Ho co-founded LinkShare and has been with us since our inception. She was our Vice President of Marketing and Product Development from May 1997 until she assumed the office of Vice President, Product Development, in December 1998. She was promoted to Senior Vice President, Product Development in January 2000. Prior to joining LinkShare, Ms. Ho worked as a research assistant at the Columbia Institute for Tele-Information from September 1996 to May 1997. Ms. Ho, a licensed CPA, worked as an Audit Associate (Information Communications) for Coopers & Lybrand, L.L.P. from January 1994 to April 1996. Ms. Ho holds an M.B.A., with a concentration in Marketing and Management of Information and Communications, from the Columbia University School of Business, and a B.S. from New York University's Leonard N. Stern School of Business with majors in Accounting and International Business.

   Bruce R. Gilburne has been our Vice President, Sales since July 1999. From August 1998 until being promoted to Vice President of Sales, Mr. Gilburne was a Sales Director for LinkShare. Prior to joining LinkShare, Mr. Gilburne was a senior sales executive at USN Communications, a large re-seller of telecom services, from May 1998 to August 1998. From August 1996 until May 1998, Mr. Gilburne was East Coast Sales Director with Northwest Molded Products. He served as a Sales Manager for Gary Plastics Packaging from March 1994 to August 1996. Mr. Gilburne holds a B.S. in Economics, Finance and Business Administration from the University of Hartford.

   Catherine L. McCall has been our Vice President, Client Services since August 1999. From December 1998 to August 1999, she was an Internet Marketing Consultant, providing services to clients that included U.S. West, Guild.com, Promark and Prima Capital. From March 1996 through December 1998, she was responsible for marketing and investor relations with Online System Services, a Denver-based broadband services, e-commerce and portal software company. From January 1995 to March 1996, Ms. McCall was a Marketing Consultant to OnPoint Technologies, an Internet software company. Prior to January 1995, she held a variety of senior marketing, sales and product development positions at Standard & Poor's Compustat. Ms. McCall is the co-author of The Complete Idiot's Guide to Online Marketing, published by Macmillan in 1999. Ms. McCall holds an M.B.A. from Keller Graduate School of Management and a B.A. from The Colorado College.

   Wendy N. Salomon has served as our Vice President, Marketing since April 1999. From September 1998 until being promoted to Vice President, Marketing, Ms. Salomon served as our Director, Brand Development. From July 1997 to July 1998, Ms. Salomon was Manager of Marketing for MTV Consumer Products at MTV:
Music Television. From August 1991 to May 1994, Ms. Salomon worked in Account Management at Tatham EURO RSCG, a Chicago advertising agency. She was an Assistant Account Executive on Procter & Gamble brands from August 1991 to September 1992, when she was promoted to Account Executive for Ameritech Consumer Services. Ms. Salomon holds an M.B.A. from the Stanford University Graduate School of Business and a B.A. in History of Art and Architecture from Brown University.

   Douglas A. Alexander has served as a director since July 1998. Mr. Alexander is a Managing Director of Internet Capital Group, Inc. Prior to joining Internet Capital Group, Mr. Alexander co-founded Reality Online, Inc. in 1986 and later sold it to Reuters Group in 1994. Mr. Alexander continued to serve as President and Chief Executive Officer of Reality Online after its acquisition by Reuters Group until September 1997. Mr. Alexander is Chairman of the Board of VerticalNet, Inc. and serves as a director of Arbinet Communications, Inc., Blackboard Inc., ComputerJobs.com, Inc., Deja.com, Inc., eMerge Interactive, Inc., SageMaker, Inc., StarCite, Inc. and traffic.com, Inc.

   Edward P. Gilligan has agreed to join our board of directors upon the closing of this offering. Mr. Gilligan has served as President, Corporate Services for American Express Travel Related Services, since February 1996. From June 1995 to February 1996, Mr. Gilligan served as Executive Vice President of Travel Management Services for American Express Travel Related Services. Initially joining American Express in 1980, Mr. Gilligan has since held a number of key positions with that organization. Mr. Gilligan serves on the boards of American Express Incentive Solutions and Concur Technologies, Inc.

   I. Martin Pompadur has agreed to join our board of directors upon the closing of this offering. Mr. Pompadur has served as Chairman of News Corp. Europe since January 2000. Since June 1998, he has served as Executive Vice President of News Corp., President of News Corp. Eastern and Central Europe and a member of News Corp.'s Executive Management Committee. Since 1983, Mr. Pompadur has served as Chairman and Chief Executive Officer of RP Companies' various private and public limited partnerships, which operate television and radio stations and cable television systems. Mr. Pompadur serves on the boards of BSkyB, Fox Kids Europe, Stream, Metromedia International Group, Inc., StoryFirst Communications and Big Star Entertainment.

Classes of the Board

   Upon the closing of this offering, the board of directors will be divided into three classes that serve staggered three-year terms as follows:

       Class         Expiration         Member
       -----         ----------         ------
      Class I           2001            Edward P. Gilligan and I. Martin Pompadur

      Class II          2002            Douglas A. Alexander

      Class III         2003            Heidi S. Messer and Stephen D. Messer

Board Committees

 Compensation Committee

   The compensation committee of our board of directors reviews and makes recommendations to the board regarding all forms of compensation provided to the executive officers and directors of LinkShare. In addition, the compensation committee reviews and makes recommendations on bonus and stock compensation arrangements for all of our employees. The compensation committee also administers our stock option plan. Since July 1998, the compensation committee has consisted of Heidi S. Messer and Douglas A. Alexander. Effective upon the closing of this offering, the members of the compensation committee will consist of Ms. Messer and Edward P. Gilligan.

 Audit Committee

   The audit committee of our board of directors reviews and monitors the corporate financial reporting and the internal and external audits of LinkShare. The committee's functions include:

  . recommending annually to our board of directors the appointment of our independent auditors;

  . discussing and reviewing in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

  . reviewing and approving non-audit services of our independent auditors;

  . reviewing compliance with our existing major accounting and financial reporting policies;

  . reviewing the adequacy of major accounting and financial reporting policies; and

  . reviewing our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices.

After the closing of this offering, the committee's functions will also include:

  . reviewing compliance with applicable Securities and Exchange Commission and Nasdaq rules regarding audit committees; and

  . preparing a report for our annual proxy statement.

Effective upon the closing of this offering, the members of the audit committee will consist of Douglas A. Alexander, Edward P. Gilligan and I. Martin Pompadur, each of whom will be an independent director as defined under the rules of the National Association of Securities Dealers, Inc.

 Director Compensation

   Our directors currently do not receive cash compensation for their service as directors. We do reimburse them for expenses they incur in attending meetings of the board and board committees. Non-employee directors are eligible to receive options to purchase common stock awarded under our stock option plan. See "--Stock Option Information--LinkShare Corporation Long-Term Incentive Plan." Upon the closing of this offering, we will grant to each of Edward P. Gilligan and I. Martin Pompadur, each of whom will be an independent director as defined under the rules of the National Association of Securities Dealers, options to purchase 87,500 shares of our common stock at the initial public offering price of our common stock. We will grant these options under our stock option plan. These options will vest over three years.

 Compensation Committee Interlocks and Insider Participation

   The compensation committee consists of Heidi S. Messer and Douglas A. Alexander. Effective upon the closing of this offering, the compensation committee will consist of Ms. Messer and Edward P. Gilligan. No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Employment Agreements

   On July 16, 1998, we entered into a two-year employment agreement with each of Stephen D. Messer and Heidi S. Messer that provides for an annual base salary and an annual merit bonus that may be granted at the discretion of the board of directors. Our agreements with each of Mr. Messer and Ms. Messer provides for a base salary of $80,000. Each agreement provides for payment to the officer of accrued and unpaid compensation plus a lump sum equal to six months salary if the officer's employment is terminated by LinkShare without "cause" or by the officer with "good cause," as each term is defined in the applicable agreement.

   On January 31, 2000, our board of directors adopted a resolution increasing Mr. Messer's annual base salary to $180,000 and Ms. Messer's annual base salary to $150,000, in each case effective only upon the closing of this offering.

Change of Control Arrangements

   Shares subject to options or restricted stock awards granted under our stock option plan generally vest over four years, with 25% of the shares vesting after one year and the remaining shares vesting in equal monthly installments over the next 36 months.

   We have issued options to certain of our officers and employees that provide for accelerated vesting of those shares or options upon a change in control or upon the termination of employment without "cause" or for "good reason" as defined in the agreement under which those shares or options were issued. In general terms, change of control would occur where any person acquires ownership of more than 50% of our voting shares or upon any merger or acquisition where our stockholders before the transaction hold less than a majority of the voting stock of the surviving entity outstanding after the transaction.

Executive Compensation

   The following table sets forth information for the fiscal year ended June 30, 1999, concerning compensation we paid to our Chief Executive Officer. No other executive officer received compensation in excess of $100,000 in the fiscal year ended June 30, 1999. Our Chief Executive Officer holds no options to purchase our common stock.

                           Summary Compensation Table

                              Annual Compensation

                                     Fiscal               Other Annual
   Name and Principal Position        Year  Salary  Bonus Compensation Options
   ---------------------------       ------ ------- ----- ------------ -------
   Stephen D. Messer(1)
   Chief Executive Officer..........  1999  $80,000   --       --         --

--------

(1) Mr. Messer's annual salary during calendar year 2000 will increase to $180,000 upon the closing of this offering.

Stock Option Information

 LinkShare Corporation Long-Term Incentive Plan

   Our board of directors has adopted, and the stockholders have approved, the LinkShare Corporation Long-Term Incentive Plan in order to provide grants of options, stock appreciation rights, restricted stock and cash bonuses to our employees, directors and consultants. The plan authorizes the issuance of a maximum of 9,018,090 shares of common stock. As of April 14, 2000, options to purchase 5,900,940 shares had been issued under the plan.

   The compensation committee, which is designated by our board of directors, administers the plan. This committee has the power to:

  . interpret the plan and adopt any rules, regulations and guidelines for carrying out the plan that the committee feels are proper;

  . correct any defect or supply any omission or reconcile any inconsistency in the plan or related documents;

  . determine the form and terms of the awards made under the plan, including persons eligible to receive the awards, whether awards have been earned and the number of shares or other consideration subject to awards;

  . provide that option exercises may be paid in cash, common stock, a portion of any award or a combination thereof; and

  . make awards under the plan, subject to approval by our board of directors if the number of shares exceeds any pre-approved limit established by the board or the exercise price is below any pre-approved amount set by the board.

   The compensation committee may delegate to one or more of our senior officers some or all of its authority under the plan. However, the committee may not delegate its authority to grant awards under the plan or take other action with respect to our officers who are subject to Section 16 of the Securities Exchange Act of 1934.

   Options. Stock options entitle the holder to purchase a specified number of shares of our common stock at a specified exercise price, subject to the other terms and conditions in the option grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the tax code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of LinkShare). Also, incentive stock options may not be granted under the plan after July 16, 2008.

   Stock Appreciation Rights. Stock appreciation rights entitle the recipient to receive a payment in cash or in stock equal to the excess of the value of the stock on the day the right is exercised over the price specified in the grant.

   Stock Award. A stock award may be based on fair market value or other valuations set by our board of directors or by the committee within any limits established by the board and the exercise of the award may be subject to conditions set forth in the award agreement, such as:

  . continuous service;

  . achievement of specific business objectives;

  . attaining certain growth rates; or

  . other requirements established by the committee.

   Cash Award. An award may be granted in cash with the amount of future payment subject to requirements and goals set by the committee.

   Awards Generally. The awards described above may be granted singly, in combination or in tandem. However, no participant may be granted stock options or stock appreciation rights exercisable for more than 25% of the shares of stock authorized under the plan.

   Non-Transferability of Awards. Awards granted under the plan are generally not transferable by the participant. Each award is exercisable during the lifetime of the participant only by the participant, and any elections regarding the awards may be made only by the participant. Except with respect to incentive stock options, the committee may allow a participant to transfer an award to certain parties specified by the committee.

   Amendment and Termination of the Plan. Our board of directors may at any time terminate or amend the plan or any related document, except that our board of directors may not make any amendments that would impair the rights of any participant under any award previously granted to the participant or that would require stockholder approval without obtaining it.

 Option Grants

   We did not grant options during fiscal year 1999 to our Chief Executive Officer or any executive officer whose compensation exceeded $100,000 during that fiscal year. The following table sets forth the names and titles of the executive officers who we expect will receive compensation in excess of $100,000 for the year ended December 31, 2000, and the number of options to purchase shares of our common stock that were granted to these officers through March 31, 2000:

                                                                   Number of
          Name                          Title                   Options Granted
          ----                          -----                   ---------------
   Stephen D. Messer   Chairman of the Board and Chief                 0
                       Executive Officer
   Heidi S. Messer     President and Secretary                         0
   Bowers W. Espy      Senior Vice President, Chief Financial       522,605
                       Officer and Treasurer
   Jianhao Meng        Senior Vice President and Chief                 0
                       Technology Officer
   Joseph E. Young     Executive Vice President, Business and       700,000
                       Legal Affairs
   Pamela A. Codispoti Senior Vice President, Marketing and         402,500
                       Communications
   Cheryl C. Ho        Senior Vice President, Product               700,000
                       Development

   No holder exercised his or her options to purchase any shares of our common stock during fiscal year 1999.

                              CERTAIN TRANSACTIONS

Founder Stock Acquisitions

   Stephen D. Messer and Heidi S. Messer, two of our directors and executive officers, and Cheryl C. Ho and Jianhao Meng, two of our executive officers, were all involved in our founding and organization and may be considered our promoters. At the time of LinkShare's incorporation in July 1997, Mr. Messer, Ms. Messer and Mr. Meng acquired 7,000,000, 5,600,000 and 1,400,000 shares, respectively, of LinkShare's common stock for nominal cash consideration. Under our stock option plan, in July 1998, we issued to Ms. Ho an option to purchase 238,298 shares of common stock at $0.04 per share. Effective in April 1999, Ms. Ho was granted an additional option under our stock option plan for 461,702 shares of common stock with an exercise price of $0.35 per share.

   Upon the closing of this offering, we expect to sell to Mr. Meng pursuant to our stock option plan, 269,000 restricted shares of our common stock at a per share price equal to 80% of the per share initial public offering price. Based upon an assumed initial public offering price of $11.00 per share, Mr. Meng would pay for the restricted stock by delivering to LinkShare a non-recourse promissory note in the principal amount of $2,367,200. The note will be due on the third anniversary of the date it is issued and accrue interest at the rate of 7% per annum. On each of the first three anniversaries of the issue date, 89,667 of these restricted shares will vest. If Mr. Meng's employment by LinkShare terminates prior to the third anniversary of the issue date, he will forfeit all unvested shares and the portion of his note allocable to the forfeited shares will be cancelled. If, however, his employment is terminated by LinkShare without cause, by Mr. Meng for good reason or after a change of control or because of Mr. Meng's death or disability, then vesting of the shares will be accelerated.

Internet Capital Group and Comcast Equity Investments

   Internet Capital Group, LLC and Comcast Internet Investments I, Inc. were our first institutional investors. In July 1998, we issued and sold 2,431,611 shares of our Series A Preferred Stock to Internet Capital Group at a purchase price of $1.23 per share for an aggregate purchase price of $3 million. In February 1999, those shares were acquired by Internet Capital Group, Inc. as a result of a reorganization merger with Internet Capital Group, LLC. Douglas A. Alexander, one of our directors, is a managing director of Internet Capital Group, Inc. In August 1998, we issued and sold 810,537 shares of our Series A Preferred Stock at a purchase price of $1.23 per share for an aggregate purchase price of $1 million to Comcast Internet Investments I, Inc., a wholly-owned subsidiary of Comcast Corporation. In November 1999, those shares were acquired by Comcast Interactive Capital, LP, which is controlled by Comcast Corporation. In February 2000, Comcast Interactive Capital, LP sold 400,000 shares of our Series A Preferred Stock to Internet Capital Group, Inc. for $50.00 per share. Together, Internet Capital Group and Comcast Interactive Capital will own approximately 38% of our outstanding common stock following the closing of this offering.

   Immediately prior to the closing of our initial public offering, each share of our Series A Preferred Stock will convert into 3.5 shares of our common stock.

Registration Rights

   All of our existing stockholders have demand and "piggyback" registration rights with respect to their shares of common stock. For further information, please see the section of this prospectus titled "Description of Capital Stock--Registration Rights."

Bridge Financings

   On August 23, 1999, and November 18, 1999, we sold an aggregate $2.5 million principal amount of convertible promissory notes to our founders and the holders of our Series A Preferred Stock for an equal amount of cash. These notes began to accrue interest on November 23, 1999, and December 31, 1999, their respective maturity dates, at a rate of 18% per annum. On February 7, 2000, we issued $6.5 million principal amount of new convertible promissory notes to those persons in exchange for the notes previously issued to them in 1999, a waiver of interest accrued on the notes issued in 1999 and additional cash advances made by them. Each of the February 2000 notes matures on July 31, 2000, and bears interest at the rate of 6.2% per year, payable upon maturity. Upon the closing of this offering, each of these notes will convert into the number of shares of common stock determined by dividing the principal amount of the note plus accrued interest by 80% of the per share initial public offering price of our common stock.

   In connection with the issuance of convertible notes to Comcast Interactive Capital, we issued to Comcast Interactive Capital on the 23rd day of each month beginning on August 23, 1999, and ending on December 23, 1999 warrants to buy shares of our common stock. At the date of this prospectus, Comcast Interactive Capital holds warrants to purchase 146,895 shares of our common stock. Each of these warrants has a term of five years from the date of issuance and is exercisable at $0.29 per share. These warrants have a net exercise provision under which Comcast Interactive Capital may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of our common stock at the time of the exercise of the warrant, after deducting the aggregate exercise price.

   On March 31, and April 5, 2000, we sold to Mitsui & Co. (U.S.A.), Inc. and Mitsui & Co., Ltd., respectively, an aggregate $2.9 million in principal amount of convertible promissory notes for an equal amount of cash.

   On April 14, 2000, we sold to Martin I. Pompadur, who has consented to become a director of LinkShare upon the consummation of this offering, a convertible promissory note in the principal amount of $500,000 for an equal amount of cash. Each of these notes matures on September 30, 2000, and bears interest at the rate of 6.2% per year, payable upon maturity. Upon the closing of this offering, each of these notes will convert into the number of shares of common stock determined by dividing the principal amount of the note plus accrued interest by the per share initial public offering price of our common stock.

   The following table gives the names of the persons to whom we issued convertible notes, the principal amount of those notes held by each person, the total value of the common stock into which the notes convert (based on an assumed initial public offering price of $11.00 per share) and the net value of the common stock for which the warrants are exercisable (based on an assumed initial public offering price of $11.00 per share and after deducting the total exercise price):

                           Principal   Value of Common Stock Value of Common Stock
                           Amount of      into which the         for which the
                          Convertible   Principal Amount of        Warrants
                             Notes        the Convertible     Issued to the Named
                         Issued to the  Notes Issued to the       Person are
          Name           Named Person  Named Person Converts      Exercisable
          ----           ------------- --------------------- ---------------------
Internet Capital Group,
 Inc....................  $2,805,638        $3,507,048                   --
Comcast Interactive
 Capital, LP............  $  657,880        $  822,350            $1,573,875
Stephen D. Messer.......  $1,518,242        $1,897,803                   --
Heidi S. Messer.........  $1,215,394        $1,519,242                   --
Jianhao Meng............  $  302,849        $  378,561                   --
Mitsui & Co. (U.S.A.),
 Inc....................  $2,000,000        $2,000,000                   --
Mitsui & Co., Ltd.......  $  900,000        $  900,000                   --
Martin I. Pompadur .....  $  500,000        $  500,000                   --


Employment Agreements

   LinkShare has entered into employment agreements with Stephen D. Messer and Heidi S. Messer. Please see the section of this prospectus titled "Management-- Employment Agreements."

Patent Assignment

   In July 1998, as a condition to the purchase by Internet Capital Group and Comcast Interactive Capital of our Series A Preferred Stock, Stephen D. Messer was required to contribute and assign to LinkShare for no additional consideration all of his rights to the "Data Processing System for Integrated Tracking and

Management of Commerce Related Activities on a Public Access Network". For more information on this patent, see the section of this prospectus titled "Our Business--Technology Infrastructure."

Other

   Accent Maintenance Corp. is owned by the mother of Stephen D. Messer and Heidi S. Messer. In the second half of calendar 1999, Accent Maintenance Corp. performed moving, construction, renovation and other services related to the relocation of our principal offices in New York City. Accent Maintenance charged us approximately $863,000 for those services. In addition, since August 1998, we have used Accent Maintenance to provide janitorial, porter, maintenance and similar services at our New York offices for monthly charges of up to $6,000 plus the cost of supplies.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to beneficial ownership of our common stock after the offering by:

  . each person who beneficially owns more than 5% of our common stock;

  . our Chief Executive Officer and each of our directors; and

  . all executive officers and directors as a group.

   We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons included in the table have sole voting and investment power with respect to all shares beneficially owned. Shares of common stock issuable under options, convertible securities or warrants that are currently exercisable or are exercisable within 60 days of April 14, 2000 are treated as outstanding and beneficially owned with respect to the person holding these options for the purpose of computing the percentage ownership of that person. However, these shares are not treated as outstanding for purposes of computing the percentage ownership of any other person. For purposes of this table, we have assumed the automatic conversion, upon the closing of this offering, of all of our outstanding shares of preferred stock into 11,347,518 shares of common stock and all of our outstanding convertible notes into 1,056,566 shares of common stock. See the section of this prospectus titled "Certain Transactions--Bridge Financings."

                                                           Percent of Common
                                                           Stock Beneficially
                                                                 Owned
                                                          --------------------
                                           Shares of
                                          Common Stock    Before the After the
                                       Beneficially Owned  Offering  Offering
                                       ------------------ ---------- ---------
Internet Capital Group, Inc.
#800 The Safeguard Bldg.
435 Devon Park Drive
Wayne, PA 19087.......................     10,233,035         38.5%    32.7%

Comcast Interactive Capital, LP
1500 Market Street
Philadelphia, PA 19102................      1,659,384(1)       6.3%     5.3%

Stephen D. Messer.....................      7,174,462         27.0%    23.0%

Heidi S. Messer.......................      5,739,661         21.6%    18.4%

Jianhao Meng..........................      1,434,800          5.4%     4.6%

Douglas A. Alexander..................     10,233,035(2)      38.5%    32.7%

All executive officers and directors
 as a group (10 persons)..............     25,108,471(3)      92.7%    79.0%

--------

(1) Includes 146,895 shares of common stock that may be purchased under the warrants issued in connection with our August 23, 1999 convertible note financing. See the section of this prospectus titled "Certain
    Transactions--Bridge Financing." Comcast Interactive Capital, LP, is a limited partnership controlled by Mr. Julian A. Brodsky.

(2) The shares in the table include 10,233,035 shares owned by Internet Capital Group, Inc. Douglas A. Alexander, a director of LinkShare, is a Managing Director of Internet Capital Group, Inc. and may be deemed to have beneficial ownership of the 10,233,035 shares owned by Internet Capital Group; however, Mr. Alexander disclaims beneficial ownership of these shares.



(3) Includes 471,878 shares of common stock issuable under stock options that are exercisable as of April 14, 2000 and 54,634 shares of common stock issuable under stock options that are exercisable within 60 days after April 14, 2000.

                          DESCRIPTION OF CAPITAL STOCK

   The following is a summary description of our capital stock. We refer you to our restated certificate of incorporation and bylaws, both of which have been filed as exhibits to the registration statement, and the applicable provisions of the Delaware General Corporation Law. Please see the section of this prospectus titled "Additional Information."

General

   Upon the closing of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock, both of which have a par value of $.001 per share. Assuming the underwriters do not exercise their over-allotment option, we will have 31,104,084 shares of common stock and no shares of preferred stock outstanding after the closing of this offering.

Common Stock

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

   The board of directors may issue preferred stock, without stockholder approval, in such series and with such designations, preferences, conversion or other rights, voting powers, qualifications, limitations, or restrictions as the board of directors deems appropriate. While the board of directors has no current intention of doing so, it could, without stockholder approval, issue preferred stock with voting and conversion rights which adversely affect the benefit of any voting power and the benefit of other rights of the holders of the common stock and which the board of directors could use as an anti-takeover measure without any further action by the holders of common stock. This may have the effect of delaying, deferring or preventing a change of control of LinkShare by increasing the number of shares necessary to gain control of the company. Except as described below, the board of directors has not authorized the issuance of any shares of preferred stock and we have no agreements or current plans for the issuance of any shares of preferred stock.

 Series A Preferred Stock

   As of April 14, 2000 we had issued and outstanding 11,347,518 shares of Series A Preferred Stock, par value $.001 per share, which will automatically convert into an aggregate of 11,347,518 shares of common stock upon the closing of this offering.

Options

   As of April 14, 2000, options to purchase a total of 5,900,940 shares of common stock were outstanding. The total number of shares of common stock that may be subject to the granting of options under our stock option plan is equal to 9,018,090. Please see the sections of this prospectus titled "Management-- Stock Option Information--LinkShare Corporation Long-Term Incentive Plan" and "Shares Eligible for Future Sale."

   We have outstanding a large number of stock options to purchase our common stock with exercise prices significantly below the price at which our common stock is being offered in this offering. The possible sale of a significant number of those shares by our option holders may have an adverse effect on the price of the common stock. For a discussion of our intentions with respect to the registration of the shares underlying these options, see "Shares Eligible for Future Sale."

Warrants

   As of April 14, 2000, we had issued and outstanding warrants to purchase 146,895 shares of common stock, at an exercise price of $0.29 per share. Of those warrants, 29,379 will expire on the 23rd day of each month beginning August 23, 2004. Please see the sections of this prospectus titled "Certain Transactions-Warrants."

Registration Rights

   Pursuant to the terms of the investor rights agreement, the holders of 26,404,084 shares of common stock are entitled to certain demand registration rights with respect to the registration of their shares under the Securities Act. The holders of a majority of these shares that are owned by Stephen D. Messer, Heidi S. Messer, Jianhao Meng, Mitsui & Co. (U.S.A.), Inc., Mitsui & Co., Ltd. and Martin I. Pompadur are entitled to demand that we register their shares under the Securities Act, subject to certain limitations. Similarly, the holders of a majority of these shares that are owned by Internet Capital Group, Inc. and Comcast Interactive Capital, LP are entitled to demand that we register their shares under the Securities Act, subject to certain limitations. We are not required to effect more than two such registrations pursuant to such demand registration rights and not more than one in any 12 month period. In addition, pursuant to the terms of the investor rights agreement, the holders of 26,404,084 shares of common stock are entitled to certain piggyback registration rights with respect to the registration of such shares of common stock under the Securities Act, subject to certain limitations. Further, at any time after we become eligible to file a registration statement on Form S-3 certain holders may require us to file registration statements under the Securities Act on Form S-3 with respect to their shares of common stock. These registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in such registration. In addition, holders of these shares will be restricted from exercising their demand rights for a period of 180 days after the date of this prospectus. We are generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares of common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

Anti-takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended from time to time (the DGCL). Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to LinkShare and, accordingly, may discourage attempts to acquire LinkShare.

   In addition, certain provisions of the restated certificate of incorporation and bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

 Board of Directors

   Upon the closing of this offering, our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. In addition, our restated certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of our shares of capital stock entitled to vote. Our restated certificate of incorporation further provides that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by a vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of LinkShare.

 Stockholder Action; Special Meeting of Stockholders

   Our restated certificate of incorporation provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. Special meetings of stockholders may be called only by the chairman of the board of directors or by a majority of the board of directors.

 Advance Notice Requirements for Stockholder Proposals and Director Nominations

   Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their proposals to the board of directors in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of the notice of annual meeting we provided with respect to the previous year's annual meeting of stockholders. If no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after such anniversary, for notice by the stockholder to be timely, we must receive it not more than 90 days before nor later than the later of (1) 60 days prior to the annual meeting of stockholders or (2) the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever occurs first. LinkShare's bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions could have the effect of delaying stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

 Authorized but Unissued Shares

   The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of LinkShare by means of a proxy contest, tender offer, merger or otherwise.

   The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Limitation of Liability and Indemnification Matters

   The restated certificate of incorporation provides that, except to the extent prohibited by the DGCL, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as directors of LinkShare. Under the DGCL, the directors have a fiduciary duty to LinkShare which is not eliminated by this provision of the restated certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to LinkShare, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

   The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our restated certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that LinkShare shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that person:

  .  is or was a director or officer of LinkShare, or

  .  is or was serving at LinkShare's request as a director or officer of:

   .  another corporation,

   .  partnership,

   .  joint venture,

   .  trust, or

   .  other enterprise,

against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with the action, suit or proceeding.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our restated certificate of incorporation. LinkShare is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is HSBC Bank USA.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market following this offering, including shares issued upon exercise of outstanding options or options that may be granted after this offering, could harm market prices and could impair our ability to raise capital through the sale of our equity securities. As described below, less than 16% of our shares currently outstanding will be available for sale immediately after this offering because of restrictions on resale. Sales of a substantial amount of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

   Upon the closing of this offering and assuming that none of our outstanding options are exercised, we will have outstanding 31,104,084 shares of common stock, or 31,809,084 shares if the underwriters exercise their over-allotment option in full. Of these outstanding shares, 4,700,000 shares, or 5,405,000 shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act, except for shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Any shares purchased by our affiliates generally may be sold in compliance with Rule 144 as described below.

   The remaining 26,404,834 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of our common stock.

   At April 14, 2000, options for a total of 5,900,940 shares of common stock had been granted under our stock option plan. Approximately 889,448 of those options were vested and exercisable at such date. All of the shares issuable upon exercise of those vested options are subject to 180-day lock-up agreements described below.

   We anticipate that our current stockholders will enter into lock-up agreements or other contractual restrictions providing that they will not offer, sell, contract to sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Credit Suisse First Boston Corporation. As a result of these lock-up agreements and other contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144, none of these shares will be resellable until 181 days after the date of this prospectus.






   Credit Suisse First Boston Corporation may, in its sole discretion and at any time without notice, release any portion of the securities subject to lock-up agreements or other contractual restrictions. At the date of this prospectus, Credit Suisse First Boston does not intend to release any portion of the securities subject to lock-up agreements or other contractual restrictions. However, when Credit Suisse First Boston receives a request to release shares from a lock-up agreement under circumstances in which an individual would suffer a hardship or under which a sale could reduce future volatility in the market price of our common stock, Credit Suisse First Boston may grant its consent to a sale of all or a portion of these shares in its sole discretion, if it concludes that the sale could be conducted in an orderly fashion to minimize the volatility of the market price of our common stock.

   In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding, which will equal approximately 311,125 shares immediately after this offering; or

  . the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the six months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701 permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

   Following the closing of this offering, we will file a registration statement on Form S-8 to register shares of our common stock subject to outstanding options or reserved for future issuance under our stock option plan. As of April 14, 2000, options to purchase approximately 5,900,940 shares of our common stock were outstanding and approximately 3,117,150 additional shares of our common stock were reserved for future issuance under our stock option plan. This registration statement will automatically become effective upon filing. As a result, the common stock issued upon exercise of outstanding vested options, other than common stock issued to our affiliates, will be available for immediate resale in the open market, subject to any applicable lock-up agreement.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated      , 2000, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc, and Bear, Stearns & Co. Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                                          Number
                                                                            of
         Underwriter                                                      Shares
         -----------                                                      ------
   Credit Suisse First Boston Corporation................................
   Deutsche Bank Securities Inc. ........................................
   Bear, Stearns & Co. Inc. .............................................
                                                                          -----
       Total.............................................................
                                                                          =====

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to additional shares from us at the initial public offering price less the underwriting discounts. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $    per share. The
underwriters and selling group members may allow a discount of $    per share
on sales to other broker-dealers. After the initial public offering, the public offering price and concession and discount to broker-dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay:

                                             Per Share             Total
                                        ------------------- -------------------
                                         Without    With     Without    With
                                          Over-     Over-     Over-     Over-
                                        allotment allotment allotment allotment
                                        --------- --------- --------- ---------
Underwriting Discounts and Commissions
 paid by us...........................    $         $         $         $
Expenses payable by us................    $         $         $         $

   The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan.

   Our officers, directors and stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

   The underwriters have reserved for sale, at the initial public offering price up to 352,500 shares of our common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "LNKS."

   Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between our management and representatives of the underwriters. The principal factors that will be considered in determining the public offering price include:

  . the information set forth in this prospectus and otherwise available to the underwriters;

  . the history and the prospects for the industry in which we will compete;

  . the ability of our management;

  . the prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Over-allotment involves syndicate sales in excess of this offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the Web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under Canadian securities laws; (ii) where required by law, that such purchaser is purchasing as principal and not as agent; and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in our common stock in their particular circumstances and with respect to the eligibility of our common stock for investment by the purchaser under relevant Canadian legislation.

                                    EXPERTS

   Our financial statements as of June 30, 1998 and 1999 and for the years then ended have been included in this prospectus and the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of such firm as experts in auditing and accounting.

                                 LEGAL MATTERS

   Baker Botts L.L.P., New York, New York will pass upon the validity of the common stock offered hereby. Weil, Gotshal & Manges LLP, New York, New York, represented the underwriters in connection with this offering.

                             ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form S-1, including its exhibits and schedules, under the Securities Act with respect to the shares to be sold in this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. You should refer to the registration statement, including its exhibits and schedules, for further information about us or the shares to be sold in this offering. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where any contract or other document is an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved.

   We are not currently subject to the informational requirements of the Securities Exchange Act of 1934. However, as a result of this offering, we will become subject to the informational requirements of the Securities Exchange Act. Accordingly, following this offering, we will file reports and other information with the SEC.

   You may read and copy the registration statement or any reports, statements or other information we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC Internet site (http://www.sec.gov). In addition, reports, proxy statements and other information concerning LinkShare may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                             LINKSHARE CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report.............................................. F-2
Balance Sheets as of June 30, 1998 and 1999 and December 31, 1999
 (unaudited).............................................................. F-3
Statements of Operations for the years ended June 30, 1998 and 1999, and for the six months ended December 31, 1998 (unaudited) and December 31,
 1999 (unaudited)......................................................... F-4
Statements of Stockholders' Equity (Deficit) for the years ended June 30,
 1998 and 1999, and for
 the six months ended December 31, 1999 (unaudited)....................... F-5
Statements of Cash Flows for the years ended June 30, 1998 and 1999, and for the six months ended December 31, 1998 (unaudited) and December 31,
 1999 (unaudited)......................................................... F-6
Notes to Financial Statements............................................. F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
LinkShare Corporation:

   We have audited the accompanying balance sheets of LinkShare Corporation as of June 30, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LinkShare Corporation as of June 30, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG LLP

New York, New York
February 16, 2000

                             LINKSHARE CORPORATION

                                 BALANCE SHEETS

                                                                                                  Pro Forma
                                                                 June 30,                          (Note 1)
                                                           ----------------------  December 31,  December 31,
                                                             1998        1999          1999          1999
                                                           ---------  -----------  ------------  ------------
                                                                                          (unaudited)
                          ASSETS
Current assets:
  Cash and cash equivalents............................... $   4,000  $   238,666  $     6,822   $     6,822
  Short-term investments..................................       --       398,695          --            --
  Accounts receivable, less allowance for doubtful
   accounts and returns of $0, $95,000 and $254,000 as of
   June 30, 1998, June 30, 1999 and December 31, 1999,
   respectively...........................................     2,847      479,880    2,344,941     2,344,941
  Prepaid expenses and other current assets...............    67,475       20,327       19,840        19,840
                                                           ---------  -----------  -----------   -----------
    Total current assets..................................    74,322    1,137,568    2,371,603     2,371,603
Property and equipment, net...............................    26,718      605,988    2,157,757     2,157,757
Other assets, net.........................................       680       44,602      222,162       222,162
                                                           ---------  -----------  -----------   -----------
    Total assets.......................................... $ 101,720  $ 1,788,158  $ 4,751,522   $ 4,751,522
                                                           =========  ===========  ===========   ===========
      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable........................................ $ 103,987  $   650,153  $ 2,190,812   $ 2,190,812
  Accrued expenses........................................   140,404      184,158      499,161       499,161
  Deferred revenue........................................    12,833      391,144    1,084,838     1,084,838
  Advances from stockholders..............................       --           --       345,000           --
  Convertible notes payable...............................       --           --     2,500,000           --
                                                           ---------  -----------  -----------   -----------
    Total current liabilities.............................   257,224    1,225,455    6,619,811     3,774,811
Stockholders' equity (deficit):
  Preferred stock, $.001 par value; 3,750,000 shares
   authorized:
    Series A convertible preferred stock, 3,250,000 shares
     authorized, 0, 3,242,148 and 3,242,148 shares issued
     and outstanding as of June 30, 1998 and 1999 and
     December 31, 1999, respectively, none issued on a pro
     forma basis (liquidation preference of $4,000,000 at
     June 30, 1999).......................................       --         3,242        3,242           --
  Common stock, $.001 par value; 10,000,000 shares
   authorized, 4,000,000 shares issued and outstanding;
       shares issued on a pro forma basis.................     4,000        4,000        4,000         7,565
  Additional paid-in capital..............................    33,924    5,449,886    6,778,751    11,248,428
  Deferred compensation...................................       --    (1,320,485)  (1,879,235)   (1,879,235)
  Accumulated deficit.....................................  (193,428)  (3,573,940)  (6,775,047)   (8,400,047)
                                                           ---------  -----------  -----------   -----------
    Total stockholders' equity (deficit)..................  (155,504)     562,703   (1,868,289)      976,711
                                                           ---------  -----------  -----------   -----------
Commitments and contingencies
    Total liabilities and stockholders' equity (deficit).. $ 101,720  $ 1,788,158  $ 4,751,522   $ 4,751,522
                                                           =========  ===========  ===========   ===========

                See accompanying notes to financial statements.

                             LINKSHARE CORPORATION

                            STATEMENTS OF OPERATIONS

                                                         Six months ended
                              Year ended June 30,          December 31,
                             ----------------------  -------------------------
                               1998        1999          1998         1999
                             ---------  -----------  ------------  -----------
                                                           (unaudited)
Revenues:
  Licensing fees............ $   8,167  $   220,881  $     45,275  $   611,328
  Network fees..............    39,327      493,820        94,038    2,001,297
                             ---------  -----------  ------------  -----------
    Total revenues..........    47,494      714,701       139,313    2,612,625
                             ---------  -----------  ------------  -----------
Operating expenses:
  Cost of revenues
   (exclusive of equity
   related compensation of
   $1,107, $0 and $6,643 for
   the year ended June 30,
   1999 and the six months
   ended December 31, 1998
   and 1999, respectively)..    12,968      104,751        15,260      349,896
  Sales and marketing
   (exclusive of equity
   related compensation of
   $10,238, $1,012 and
   $73,581 for the year
   ended June 30, 1999 and
   the six months ended
   December 31, 1998 and
   1999, respectively)......    41,026    1,815,701       431,445    2,833,854
  Product development
   (exclusive of equity
   related compensation of
   $154,113, $91,131 and
   $86,906 for the year
   ended June 30, 1999 and
   the six months ended
   December 31, 1998 and
   1999, respectively)......   103,520      776,006       279,974      834,756
  General and administrative
   (exclusive of equity
   related compensation of
   $37,581, $0 and $83,480
   for the year ended June
   30, 1999 and the six
   months ended December 31,
   1998 and 1999,
   respectively)............    83,408    1,256,818       386,104    1,013,760
  Noncash compensation......       --       203,039        92,143      250,610
                             ---------  -----------  ------------  -----------
    Total operating
     expenses...............   240,922    4,156,315     1,204,926    5,282,876
                             ---------  -----------  ------------  -----------
    Loss from operations....  (193,428)  (3,441,614)   (1,065,613)  (2,670,251)
Interest income.............       --        61,102        28,344       18,649
Interest expense............       --           --            --      (549,505)
                             ---------  -----------  ------------  -----------
    Net loss................ $(193,428) $(3,380,512) $ (1,037,269) $(3,201,107)
                             =========  ===========  ============  ===========
Basic and diluted net loss
 per share.................. $   (0.05) $     (0.85) $      (0.26) $     (0.80)
                             =========  ===========  ============  ===========
Shares used in computing
 basic and diluted net loss
 per share ................. 4,000,000    4,000,000     4,000,000    4,000,000
                             =========  ===========  ============  ===========
Unaudited pro forma basic
 and diluted net loss per
 share......................                  (0.14)                     (0.13)
                                        ===========                ===========
Shares used in computing
 unaudited pro forma basic
 and diluted net loss per
 share......................             24,546,974                 25,504,646
                                        ===========                ===========

                See accompanying notes to financial statements.

                             LINKSHARE CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

   YEARS ENDED JUNE 30, 1998 AND 1999 AND SIX MONTHS ENDED DECEMBER 31, 1999

                             Series A                                                                Total
                         Preferred Stock    Common Stock   Additional                            stockholders'
                         ---------------- ----------------  paid-in     Deferred    Accumulated     equity
                          Shares   Amount  Shares   Amount  capital   Compensation    deficit      (deficit)
                         --------- ------ --------- ------ ---------- ------------  -----------  -------------
Balance at June 30,
 1997...................       --  $  --        --  $  --  $      --  $       --    $       --    $       --
 Issuance of common
  stock to founders.....       --     --  4,000,000  4,000     33,924         --            --         37,924
 Net loss...............       --     --        --     --         --          --       (193,428)     (193,428)
                         --------- ------ --------- ------ ---------- -----------   -----------   -----------
Balance at June 30,
 1998...................       --     --  4,000,000  4,000     33,924         --       (193,428)     (155,504)
 Issuance of Series A
  convertible preferred
  stock, net of $104,320
  of issuance costs..... 3,242,148  3,242       --     --   3,892,438         --            --      3,895,680
 Deferred compensation
  in connection with
  grant of stock
  options...............       --     --        --     --   1,523,524  (1,523,524)          --            --
 Amortization of
  deferred
  compensation..........       --     --        --     --         --      203,039           --        203,039
 Net loss...............       --     --        --     --         --          --     (3,380,512)   (3,380,512)
                         --------- ------ --------- ------ ---------- -----------   -----------   -----------
Balance at June 30,
 1999................... 3,242,148  3,242 4,000,000  4,000  5,449,886  (1,320,485)   (3,573,940)      562,703
 Deferred compensation
  in connection with
  grant of stock options
  (unaudited)...........       --     --        --     --     809,360    (809,360)          --            --
 Amortization of
  deferred compensation
  (unaudited)...........       --     --        --     --         --      250,610           --        250,610
 Issuance of warrants in
  connection with
  convertible notes
  (unaudited)...........       --     --        --     --     519,505         --            --        519,505
 Net loss for the period
  (unaudited)...........       --     --        --     --         --          --     (3,201,107)   (3,201,107)
                         --------- ------ --------- ------ ---------- -----------   -----------   -----------
Balance at December 31,
 1999 (unaudited)....... 3,242,148 $3,242 4,000,000 $4,000 $6,778,751 $(1,879,235)  $(6,775,047)  $(1,868,289)
                         ========= ====== ========= ====== ========== ===========   ===========   ===========


                See accompanying notes to financial statements.

                             LINKSHARE CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                         Six months Ended
                               Year ended June 30,         December 31,
                              ----------------------  ------------------------
                                1998        1999         1998         1999
                              ---------  -----------  -----------  -----------
                                                            (unaudited)
Cash flows from operating
 activities:
 Net loss.................... $(193,428) $(3,380,512) $(1,037,269) $(3,201,107)
 Adjustments to reconcile net
  loss to net cash (used in)
  provided by operating
  activities:
  Depreciation and
   amortization..............    11,206       84,494       16,390      210,731
  Noncash compensation.......       --       203,039       92,143      250,610
  Noncash financing expense
   from issuance of
   warrants..................       --           --           --       519,505
  Provision for doubtful
   accounts..................    25,000      261,000          --       158,760
  Changes in operating assets
   and liabilities:
   Accounts receivable.......   (27,847)    (738,033)    (228,830)  (2,023,821)
   Prepaid expenses and other
    current assets...........   (67,475)      47,148       67,206          487
   Accounts payable..........   103,987      546,166      245,130    1,540,659
   Accrued expenses..........   140,404       43,754      (44,563)     315,003
   Deferred revenue..........    12,833      378,311      230,125      693,694
                              ---------  -----------  -----------  -----------
    Net cash (used in)
     provided by operating
     activities..............     4,680   (2,554,633)    (659,668)  (1,535,479)
                              ---------  -----------  -----------  -----------
Cash flows from investing
 activities:
 Sale (purchase) of short-
  term investments...........       --      (398,695)         --       398,695
 Purchase of property and
  equipment..................       --      (657,286)    (132,654)  (1,759,097)
 Other assets................      (680)     (50,400)     (35,958)    (180,963)
                              ---------  -----------  -----------  -----------
    Net cash used in
     investing activities....      (680)  (1,106,381)    (168,682)  (1,541,365)
                              ---------  -----------  -----------  -----------
Cash flows from financing
 activities:
 Net proceeds from issuance
  of convertible notes.......       --           --           --     2,500,000
 Advances from stockholders..       --           --           --       345,000
 Net proceeds from issuance
  of Series A convertible
  preferred stock............       --     3,895,680    3,895,680          --
                              ---------  -----------  -----------  -----------
    Net cash provided by
     financing activities....       --     3,895,680    3,895,680    2,845,000
                              ---------  -----------  -----------  -----------
    Net increase (decrease)
     in cash and cash
     equivalents.............     4,000      234,666    3,067,400     (231,844)
Cash and cash equivalents at
 beginning of year...........       --         4,000        4,000      238,666
                              ---------  -----------  -----------  -----------
Cash and cash equivalents at
 the end of year............. $   4,000  $   238,666   $3,071,400  $     6,822
                              =========  ===========  ===========  ===========
Supplemental disclosure of
 noncash transactions:
 Issuance of common stock to
  founders in exchange for
  fixed assets............... $  37,924  $       --   $       --   $       --
                              =========  ===========  ===========  ===========

                See accompanying notes to financial statements.

                             LINKSHARE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                             JUNE 30, 1998 AND 1999
           (All information subsequent to June 30, 1999 is unaudited)

(1) Summary of Operations and Significant Accounting Policies

 (a) Summary of Operations

   LinkShare Corporation ("LinkShare" or the "Company") was incorporated on July 1, 1997. LinkShare enables the formation of cooperative, performance-based online business relationships. The Company's networks and technology enable online businesses to find the right Web sites for those business relationships, negotiate the terms of their relationships with the publishers of those Web sites, and evaluate the success of those relationships. The Company's first network is The LinkShare Network(TM), an affiliate marketing solution that enables online merchants to establish performance-based relationships with thousands of Web site publishers who seek to convert visitor traffic into revenues by becoming marketing "affiliates" of those merchants. The LinkShare Network(TM) provides affiliate Web sites a quick and easy way to establish hyperlink promotions with the merchant members of the network to drive traffic from its site to a merchant's Web site. If a visitor accesses a merchant's Web site through that hyperlink and takes a prescribed action, such as buying a product, the affiliate earns a fee payable by that merchant. Merchants pay LinkShare fees for access to the network and for tracking the activity that occurs through their links with their marketing affiliates. The Company operates in one segment, operating online networks and providing software and services to support those networks.

 (b) Unaudited Interim Financial Information

   The interim financial statements of the Company as of December 31, 1999, and for the six months ended December 31, 1998 and 1999, are unaudited. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") relating to interim financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial position, the results of operations and cash flows have been included in such unaudited financial statements. The results of operations for the six months ended December 31, 1999, are not necessarily indicative of the results to be expected for the entire year.

 (c) Use of Estimates

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (d) Cash and Cash Equivalents and Short Term Investments

   The Company considers all highly liquid securities, with original maturities of three months or less when acquired, to be cash equivalents. Cash equivalents, consisting of money market accounts, were approximately $0 and $418,000 at June 30, 1998 and 1999, respectively. Short-term investments at June 30, 1999, are comprised entirely of U.S. Treasury bills, which matured in July 1999. Such investments were classified as available for sale and are carried at amortized cost, which approximates fair value.

 (e) Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which is three years for computer

                             LINKSHARE CORPORATION
equipment and software and seven years for office equipment. Leasehold improvements are amortized over the shorter of the related lease term or the asset's estimated useful life.

 (f) Other Assets

   At June 30, 1999, other assets include $49,650 of intangible assets, which are comprised of costs incurred for patents and trademarks related to the Company's networks and software. Amortization is provided using the straight-line method over five years. Accumulated amortization was $0 and $6,478 as of June 30, 1998 and 1999, respectively.

 (g) Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

 (h) Revenue Recognition

   The Company's revenues are derived primarily from software and network access licensing fees and network fees for services provided to members of the Company's networks, generally calculated as a percentage of net sales, or fee per activity, generated through the networks, or from click-throughs, calculated at a cost per thousand click-throughs ("CPM"). The terms of licensing agreements provide that merchants pay an initial license fee upon first signing a contract for the use of the Company's software and access to the Company's network. Merchants subsequently pay an annual renewal fee. In addition, the agreements typically provide that each merchant is billed once a month for fees based on the transactions or other activities generated by that merchant's links with its affiliates during the previous month. Licensing fees are deferred at the time of software shipment and billing and recognized as revenue ratably over the related contractual period the Company provides network availability. The Company does not perform software installation and integration services. Network fees are recognized monthly, when earned or when the applicable service is provided. Cost of revenues primarily consists of the costs of operating the networks, including depreciation of servers and related software and Internet connectivity and technical support costs.

   The Company's license fees are nonrefundable. However, certain network fees are subject to return, due primarily to product returns to merchants from sales they generated through the Company's network. Revenue is recorded net of a provision for estimated returns. Through December 31, 1999, network fees returns have been insignificant.

 (i) Product Development Costs

   Software development costs incurred subsequent to the establishment of technological feasibility through general release of products are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. To date, the timing of completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant. All development costs have been charged to product development expense in the accompanying statements of operations.

                             LINKSHARE CORPORATION

 (j) Stock-Based Compensation

   Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant or to continue to apply the provisions of Accounting Principle Board ("APB") Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and records compensation expense for employee stock options for the excess, if any, of the market price of the underlying stock on the date of grant over the exercise price, and provides the pro forma disclosures.

 (k) Advertising Costs

   The Company expenses the cost of advertising and promoting its services as incurred.

 (l) Financial Instruments and Concentration of Credit Risk

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses. At June 30, 1998 and 1999, the fair value of these instruments approximated their financial statement carrying amount because of the short-term maturity of these instruments. No single customer exceeded 10% of either revenue or accounts receivable for any period presented.

 (m) Long-Lived Assets

   The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

 (n) Basic and Diluted Net Loss Per Share and Pro Forma Basic and Diluted Net Loss Per Share

   Basic earnings per share ("EPS") excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed based on the weighted average number of shares outstanding increased by the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted net loss per share is equal to basic net loss per share for each of the periods presented since all common stock equivalents are anti-dilutive.

   Potential dilutive shares consist of stock options, convertible preferred stock, convertible notes payable and warrants. During the year ended June 30, 1998, there were no potentially dilutive common stock equivalents. As of June 30, 1999, there were outstanding preferred shares convertible into 3,242,148 shares of common stock and options to purchase 951,470 shares of common stock. As of December 31, 1999, there were outstanding preferred shares convertible into 3,242,148 shares of common stock and options and warrants to purchase 1,195,670 and 41,970 common shares, respectively. In addition, there were notes payable outstanding that, under differing circumstances, would be convertible into varying amounts of common stock (see note 9(a)).

                             LINKSHARE CORPORATION

   Unaudited pro forma basic and diluted net loss per share have been calculated assuming a 3.5-for-1 split of our outstanding common stock and the conversion of all outstanding shares of preferred stock and convertible notes into common stock, as if the preferred shares and notes had converted immediately upon their issuance. The following is a calculation of pro forma shares used in computing pro forma basic and diluted net loss per share:

                                                                    Six Months
                                                        Year Ended    Ended
                                                         June 30,  December 31,
                                                           1999        1999
                                                        ---------- ------------
Weighted average number of common shares outstanding..  14,000,000  14,000,000
Weighted average impact of assumed conversion of
 preferred stock at issuance..........................  10,546,974  11,347,518
Weighted average impact of assumed conversion of
 convertible notes payable............................         --      157,128
                                                        ----------  ----------
                                                        24,546,974  25,504,646
                                                        ==========  ==========

 (o) Comprehensive Income (Loss)

   The Company has not presented separate statements of comprehensive income
(loss) since, for all periods presented, comprehensive loss equaled net loss.

 (p) Recent Accounting Pronouncements

   In April 1998, Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities", was issued which provides guidance on the financial reporting of start-up costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The Company adopted SOP 98-5 as of July 1, 1997.

   In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. Subsequently, SFAS No. 137 was issued, which deferred the effective date of SFAS No. 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to affect the Company, as the Company does not have any derivative instruments or hedging activities.

   On December 3, 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB No. 101). SAB No. 101 provides the SEC staff's views on the recognition of revenue including upfront fees received where the seller has continuing involvement. SAB No. 101 states that in certain circumstances where the seller has continuing involvement or performance obligations, fees for licenses at the outset of an arrangement should be deferred and recognized as revenue systemically over the related period of performance. SAB No. 101 requires registrants to adopt the accounting guidance contained therein by no later than the first fiscal quarter of the fiscal year beginning after December 15, 1999 (quarter ending September 30, 2000 for the Company). We believe the adoption of SAB No. 101 will not have an effect on our financial statements.

 (q) Pro Forma Balance Sheet (unaudited)

   Upon the closing of the Company's planned initial public offering, all of the outstanding shares of Series A Convertible preferred stock will automatically convert on a 1-for-1 basis into 11,347,518 shares of common stock assuming an offering of at least $15 million and an offering price of at least $4.94 per share. On February 7, 2000, all outstanding notes and advances were exchanged for 2000 Notes (see note 9(a)). Upon the closing of the Company's planned initial public offering, the convertible notes payable and advances outstanding at December 31, 1999, will automatically convert into 323,295 shares of common stock, assuming an offering price of $11.00. The unaudited pro forma presentation of the balance sheet has been prepared

                             LINKSHARE CORPORATION
assuming the issuance of the 2000 Notes, the recording of a $1,625,000 charge for the related beneficial conversion feature and the conversion of the convertible preferred stock and convertible notes payable into common stock at December 31, 1999.

(2) Property and Equipment

   Property and equipment is summarized as follows:

                                                     June 30,
                                                 ---------------- December 31,
                                                  1998     1999       1999
                                                 ------- -------- ------------
   Computer equipment and software.............. $35,924 $671,018  $1,430,485
   Office equipment.............................   2,000   24,191      66,643
   Leasehold improvements.......................     --       --      957,178
                                                 ------- --------  ----------
                                                  37,924  695,209   2,454,306
   Less accumulated depreciation and
    amortization................................  11,206   89,221     296,549
                                                 ------- --------  ----------
                                                 $26,718 $605,988  $2,157,757
                                                 ======= ========  ==========

   Depreciation and amortization expense was $11,206 and $78,016 for the years ended June 30, 1998 and 1999, respectively, and $14,086 and $207,328 for the six months ended December 31, 1998 and 1999, respectively.

(3) Capitalization

 Common Stock

   At formation, 200,000 shares of common stock were issued to the Company's founders. In July 1998, coincidental with the sale of preferred stock, the Company declared a 20-for-1 common stock split, resulting in 4,000,000 shares of common stock outstanding. All references to the number of shares of common stock and per share amounts have been adjusted to reflect the stock split. In addition, stockholders' equity (deficit) has been restated to give retroactive recognition to the split in prior periods by reclassifying from additional paid-in capital to common stock the par value of the additional shares arising from the split.

 Preferred Stock

   In July and August 1998, the Company sold in a private placement an aggregate of 3,242,148 shares of Series A Convertible preferred stock ("Series A Preferred") at a purchase price of $1.23375 per share. Proceeds, net of offering costs of $104,320, amounted to $3,895,680. Each share of Series A Preferred is convertible into one share of common stock, subject to adjustment for certain events. Shares of Series A Preferred shall automatically be converted into shares of common stock upon the closing of an underwritten public offering resulting in gross proceeds to the Company equal to or greater than $15,000,000 at a price per share of at least $4.94. The Series A Preferred is not redeemable at the option of the holder or the Company and the purchase price exceeded the fair value of the Company's common stock on the date of issuance. The Series A Preferred shares have equal voting rights with the shares of the Company's common stock.

(4) Stock Options

   In July 1998, the Company established its Long-Term Incentive Plan (the "Plan"), which provides for the grant of options and stock appreciation rights and awards to employees, consultants and directors to purchase up to 2,576,597 shares of common stock, as amended. The Plan provides for the granting of nonqualified and incentive stock options with a duration of ten years or less from the date of grant. The exercise price for all incentive stock options shall be no less than 100% of the fair value of common stock at the time of the grant. The Board of Directors may provide that option exercise prices may be paid in cash, common stock, or a portion of an award, or any combination thereof.

                             LINKSHARE CORPORATION

   The Company applies APB No. 25 in accounting for its stock options granted to employees and, accordingly, compensation expense has been recognized in the financial statements for those nonqualified options issued with exercise prices less than the fair value of the common stock at the date of grant. During fiscal 1999, certain of the options granted to employees had exercise prices less than the fair value of the common stock on the date of grant. Deferred compensation related to these options was $1,523,524, which is being amortized over the vesting periods. Compensation expense related to these options was $203,039 for the year ended June 30, 1999. Had the Company determined compensation expense based on the fair value at the date of grant for its stock options granted to employees under SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                                                         Year ended June 30,
                                                        ----------------------
                                                          1998        1999
                                                        ---------  -----------
     Net loss--as reported............................. $(193,428) $(3,380,512)
                                                        =========  ===========
     Net loss--pro forma............................... $(193,428) $(3,387,786)
                                                        =========  ===========
     Diluted loss per share--as reported............... $   (0.05) $     (0.85)
                                                        =========  ===========
     Diluted loss per share--pro forma................. $   (0.05) $     (0.85)
                                                        =========  ===========

   During the year ended June 30, 1999, the per share weighted average fair value of stock options granted was $1.81 on the dates of grants using the Black Scholes option-pricing method with the following assumptions: expected dividend yield of 0%; risk-free interest rate of 5%; and an expected option life of four years. As permitted under the provisions of SFAS No. 123, and based on the lack of a historical public market for the Company's shares, no factor for volatility has been reflected in the option pricing calculation.

   A summary of the Company's stock option activity and weighted average exercise prices is as follows:

                                                                    Weighted
                                                       Number       average
                                                     of options  exercise price
                                                     ----------  --------------
     Outstanding at June 30, 1998...................       --           --
     Granted........................................   951,470       $ 1.01
     Exercised......................................       --           --
     Cancelled......................................       --           --
                                                     ---------
     Outstanding at June 30, 1999...................   951,470         1.01
     Granted (unaudited)............................   251,700        23.27
     Exercised (unaudited)..........................       --           --
     Cancelled (unaudited)..........................    (7,500)        1.23
                                                     ---------
     Outstanding at December 31, 1999 (unaudited)... 1,195,670       $ 5.69
                                                     =========       ======
     Exercisable at June 30, 1999...................   114,869
                                                     =========
     Options available for grant at June 30, 1999... 1,625,127
                                                     =========

                             LINKSHARE CORPORATION

   The following table summarizes the information about stock options outstanding at June 30, 1999.

                                   Options outstanding            Options exercisable
                            --------------------------------- ----------------------------
     Range of               Weighted average
     exercise     Number       remaining     Weighted average   Number    Weighted average
      price     outstanding contractual life  exercise price  outstanding  exercise price
     --------   ----------- ---------------- ---------------- ----------- ----------------
     $0.13        196,555        9 years          $0.13         114,869        $0.13
     $1.23        754,915      9.6 years          $1.23             --           --
                  -------                                       -------
                  951,470                                       114,869
                  =======                                       =======

(5) Income Taxes

   There has been no provision for U.S. Federal income taxes for all periods presented, since the Company has incurred losses since inception.

   Significant components of the Company's deferred tax assets for Federal and state income taxes at June 30, 1998 and 1999 are as follows:

                                                            1998       1999
                                                          --------  -----------
     Deferred tax assets:
       Net operating loss carryforwards.................. $ 61,000  $ 1,296,000
       Noncash compensation..............................      --        81,000
       Fixed assets depreciation.........................   16,400        7,000
       Accounts receivable allowance.....................      --        38,000
                                                          --------  -----------
         Total deferred tax assets.......................   77,400    1,422,000
     Less valuation allowance............................  (77,400)  (1,422,000)
                                                          --------  -----------
         Net deferred tax assets......................... $    --   $       --
                                                          ========  ===========

   Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. The Company has recorded a full valuation allowance against its deferred tax assets due to the uncertainty of realization.

   As of June 30, 1999, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $3,240,000, expiring in fiscal 2018 and 2019. There can be no assurance that the Company will realize the benefit of the net operating loss carryforwards.

   Due to the "change of ownership" provisions of Section 382 of the Internal Revenue Code, the availability of the Company's net operating loss carryforwards may be subject to an annual limitation against taxable income in future periods, which could substantially limit the eventual utilization of these carryforwards.

(6) Commitments and Contingencies:

   The Company leases office space in several locations under agreements accounted for as operating leases. These leases generally require the Company to pay all executory costs such as maintenance and insurance.

   Rent expense for the years ended June 30, 1998 and 1999 and for the six months ended December 31, 1998 and 1999 was approximately $0, $33,000, $14,279 and $322,155, respectively.

                             LINKSHARE CORPORATION

   Future minimum lease payments under operating leases are as follows:

     Year ending June 30,                                              Amount
     --------------------                                            ----------
     2000........................................................... $  667,376
     2001...........................................................    680,138
     2002...........................................................    702,383
     2003...........................................................    714,642
     2004...........................................................    499,875
     Thereafter.....................................................  1,143,811
                                                                     ----------
       Total minimum lease payments................................. $4,408,225
                                                                     ==========

(7) Valuation and Qualifying Accounts

   The changes in the allowance for doubtful accounts and returns is as follows:

                                                  Provision
                                       Balance at    for              Balance
                                       beginning  doubtful   Write-   at end
                                       of period  accounts    offs   of period
                                       ---------- --------- -------- ---------
   Year ended June 30, 1998...........  $   --    $ 25,000  $ 25,000 $    --
   Year ended June 30, 1999...........  $   --    $261,000  $166,000 $ 95,000
   Six months ended December 31, 1999
    (unaudited).......................  $95,000   $159,000       --  $254,000

   The allowance as of June 30, 1999 and December 31, 1999 is comprised of an allowance for doubtful accounts of $91,000 and $236,000, respectively, and an allowance for returns of $4,000 and $18,000, respectively.

(8) Employment Agreements

   In July 1998, the Company entered into employment agreements with two of its executive officers. These agreements will be in effect for two years and may be terminated by the Company at any time without cause and by the executive officers under certain conditions.

(9) Subsequent Events--Unaudited

 (a) Convertible Notes Payable

   On August 23, 1999 and November 18, 1999, the Company issued noninterest-bearing Convertible Promissory Notes (the "1999 Notes") to its common and Series A Preferred stockholders (collectively the "Lenders"), with an aggregate principal amount of $1,500,000 and $1,000,000, respectively. Upon the closing of a preferred stock financing with gross proceeds to the Company of at least $4 million, the 1999 Notes would have automatically converted into preferred shares similar to those issued in the preferred stock financing, with the number of shares issued determined by dividing the principal balance by the price paid by third parties for the preferred stock. The 1999 Notes were payable on November 23, 1999 and December 31, 1999, respectively. The 1999 Notes were not repaid on their due dates. As a result, they were due on demand and, commencing from the due dates, began to accrue interest at 18% per annum.

   In connection with the issuance of the convertible notes in August 1999, the Company issued warrants to purchase an aggregate of 41,970 shares of common stock to one of the Lenders. The Company issued the warrants ratably on the 23rd day of each month from August to December 1999. The warrants can be exercised at $1 per share for five years from the date of issuance. The Company recorded the fair value of the warrants, amounting to $519,505, as financing expense for the six months ended December 31, 1999.

   From October 21, 1999 through January 6, 2000, certain of the Company's common and Series A Preferred stockholders advanced the Company an aggregate of $1,029,152, of which $345,000 was received by

                             LINKSHARE CORPORATION
the Company as of December 31, 1999. On February 7, 2000 the Company issued Convertible Promissory Notes to the Lenders with an aggregate principal amount of $6,500,000 (the "2000 Notes"). The 2000 Notes in an aggregate principal amount of $2,500,000 were issued in exchange for the 1999 Notes, which were retired and $1,029,152 of the 2000 Notes were issued in exchange for the advances. In addition, the Lenders waived their right to receive any unpaid interest accrued under the 1999 Notes, which will be reflected as a capital contribution. The 2000 Notes are due on July 31, 2000 and bear interest at the rate of 6.2% per annum. If the Company closes an underwritten initial public offering of its common stock under the Securities Act of 1933, the 2000 Notes will automatically convert into that number of common shares determined by dividing the principal balance, plus accrued interest, by 80% of the price per share at which common stock is sold to the public. If earlier, upon the closing of a preferred stock financing with gross proceeds to the Company of at least $4,000,000, the 2000 Notes shall automatically convert into preferred shares similar to those issued in the preferred stock financing, with the number of shares issued determined by dividing the principal balance, plus accrued interest, by the price per share paid by third parties for the preferred stock. If the Company is acquired prior to the closing of either of these financings, the 2000 Notes will be due on demand, repayable at two times the principal balance.

   Based on the fair value of the common stock on February 7, 2000, the convertible notes payable had a beneficial conversion feature of $1,625,000, which will be allocated to additional paid-in-capital and recognized as interest expense upon the closing of an underwritten initial public offering of the Company's common stock.

   On March 31, and April 5, 2000, the Company issued convertible promissory notes with an aggregate principal amount of $2,900,000. These notes are due on September 30, 2000, bear interest at 6.2% per annum and, if the Company closes an underwritten initial public offering of its common stock under the Securities Act of 1933, with gross proceeds to the Company of $15 million or more, will automatically convert into that number of common shares determined by dividing the principal balance, plus accrued interest, by the price per share at which common stock is sold to the public.

   On April 14, 2000, the Company issued a convertible promissory note with a principal amount of $500,000. This note is due on September 30, 2000, bears interest at 6.2% per annum and, if the Company closes an underwritten initial public offering of its common stock under the Securities Act of 1933, with gross proceeds to the Company of $15 million or more, will automatically convert into that number of common shares determined by dividing the principal balance, plus accrued interest, by the price per share at which common stock is sold to the public.

 (b) Options

   During January 2000, the Company granted options to purchase an aggregate of 471,636 shares of the Company's common stock resulting in additional deferred compensation of $8.0 million, which will be expensed over the options' vesting periods.

 (c) Authorized Shares

   On February 4, 2000, the Company increased its authorized common shares to 13,000,000.

                               INSIDE BACK COVER

Across the top of the inside back cover is the caption, "LinkShare's Technology is 100% Web Based. Our full suite of marketing and reporting tools are easy to use and help merchants and affiliates optimize their programs."

Below the caption are two screen shots from LinkShare's merchant user interface. The first is the home page of the merchant user interface and the second is an Affiliate Management Report.

Above the screen shots is the title, "MERCHANTS USE LINKSHARE TO:" Below the screen shots are the following bullet points in vertical order, "Target and find potential affiliate partners", "Receive applications and approve affiliates", "Develop promotional links and establish an online inventory of these links", "Create standard and private compensation offers", "Communicate with affiliates via e-mail", "View and update merchant account information" and "Run reports to analyze program performance across affiliates, link types, time frames, etc. Reports include data on impressions, click-throughs, orders, sales, commissions and more."

Below those bullets are two screen shots from LinkShare's affiliate user interface. The first is the home page of the affiliate user interface and the second is a Quick Report. Above the screen shots is the title, "AFFILIATES USE LINKSHARE TO:" Below the screen shots are the following bullet points in vertical order, "Target and find potential merchant partners", "Review merchants' compensation offers and apply for merchant programs", "View each merchant's inventory of link types, select links and cut and paste them on their site", "Communicate with merchants via e-mail", "Establish and update affiliate account information", "Run reports to analyze program performance across merchants, link types, time frames, etc. Reports include data on impressions, click-throughs, orders, sales, commissions and more. "

At the bottom right of the page is the LinkShare logo.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Registration.

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of securities being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market entry and application fee.

      Registration fee.............................................. $   17,123
      NASD filing fee............................................... $    6,986
      Blue Sky/NASD fees and expenses (including legal fees)........ $    5,000
      Nasdaq National Market entry and application fee.............. $  100,000
      Transfer agent and registrar fees............................. $    4,500
      Printing and engraving expenses............................... $  200,000
      Other legal fees and expenses................................. $  300,000
      Accounting fees and expenses.................................. $  300,000
      Miscellaneous................................................. $   66,391
                                                                     ----------
          Total..................................................... $1,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

   Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

   Upon the closing of this offering, Article V, Section E of the Restated Certificate of Incorporation, as amended ("LinkShare charter"), of LinkShare Corporation, a Delaware corporation ("LinkShare"), will provide as follows:

1. Limitation on Liability

   To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of LinkShare shall not be liable to LinkShare or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this subparagraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of LinkShare existing at the time of such repeal or modification.

2. Indemnification

   (a) Right to Indemnification. LinkShare shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of LinkShare or is or was serving at the request of LinkShare as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect, to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. LinkShare shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of LinkShare.

   (b) Prepayment of Expenses. LinkShare shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this subparagraph 2 or otherwise.

   (c) Claims. If a claim for indemnification or payment of expenses under this subparagraph 2 is not paid in full within 60 days after a written claim therefor has been received by LinkShare, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action LinkShare shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

   (d) Non-Exclusivity of Rights. The rights conferred on any person by this subparagraph 2 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

   (e) Other Indemnification. LinkShare's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity.

3. Amendment or Repeal

   Any repeal or modification of the foregoing provisions of this Section E shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification."

Item 15. Recent Sales of Unregistered Securities.

     (a) On July 18, 1997, LinkShare issued and sold an aggregate of 14,000,000 shares of its common stock to Stephen D. Messer, Heidi S. Messer and Jianhao Meng for an aggregate purchase price of $200 and fixed assets with a fair value of $37,924.

     (b) On July 16, 1998, LinkShare issued and sold 2,431,611 shares of Series A Preferred Stock to Internet Capital Group, LLC for $3,000,000.

     (c) On August 28, 1998, LinkShare issued and sold 810,537 shares of Series A Preferred Stock to Comcast Internet Investments I, Inc. for $1,000,000.

     (d) On August 23, 1999, LinkShare issued and sold (1) convertible notes having an aggregate face value of $1,500,000 to Stephen D. Messer, Heidi S. Messer, Jianhao Meng, Internet Capital Group, Inc. and Comcast Internet Investments I, Inc., for an aggregate purchase price of $1,500,000. Pursuant to the terms of the notes purchased by Comcast Internet Investments I, LinkShare issued warrants to purchase an aggregate of 146,895 shares of common stock at an exercise price of $0.29 per share to Comcast Interactive Capital, LP, as successor in interest to Comcast Internet Investments I, Inc. The warrants were issued ratably on the 23rd day of each month from August to December 1999.

     (e) On November 18, 1999, LinkShare issued and sold convertible notes having an aggregate face value of $1,000,000 to Internet Capital Group, Inc. and Comcast Interactive Capital, LP for an aggregate purchase price of $1,000,000.

     (f) On February 7, 2000, LinkShare issued and sold convertible notes having an aggregate face value of $6,500,000 to Stephen D. Messer, Heidi S. Messer, Jianhao Meng, Internet Capital Group, Inc. and Comcast Interactive Capital, LP. The consideration for those notes consisted of the surrender of the August 1999 and November 1999 convertible notes issued to such persons, waiver of interest accrued under those notes plus cash advances equal to the difference between the aggregate principal amount of the notes surrendered and the aggregate principal amount of the February 2000 notes.

     (g) On March 31 and April 5, 2000, LinkShare issued and sold convertible notes having an aggregate face value of $2,900,000 to Mitsui & Co. (U.S.A.), Inc. and Mitsui & Co., Ltd., respectively, for an equal amount of cash.

     (h) On April 14, 2000, LinkShare issued and sold a convertible note having an aggregate face value of $500,000 to Martin I. Pompadur for an equal amount of cash.

   None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and LinkShare believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof. The first transaction listed was the initial capitalization of LinkShare by its founders. In each other transaction the recipients of LinkShare securities represented to LinkShare that they were acquiring the securities for investment only and not with a view to the sale or distribution thereof. Appropriate legends were affixed to the share certificates or other instruments issued in each transaction. Each recipient of LinkShare securities had adequate access to information about LinkShare and the securities acquired through that recipient's relationship with LinkShare.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement.

 Exhibit No. Document
 ----------- --------
   1.1       Form of Underwriting Agreement.*

   3.1 Restated Certificate of Incorporation of the Registrant, as amended to date.+

   3.2       Form of Amended and Restated Certificate of Incorporation of the
             Registrant to be in effect upon the closing of this offering.+

   3.3       Bylaws of the Registrant, as amended to date.+

   3.4 Form of Amended and Restated Bylaws of the Registrant to be in effect upon the closing of this offering.+


 Exhibit No.                              Document
 -----------                              --------
   4.1       Specimen certificate for shares of common stock, par value $.001 per share, of the Registrant.+

   4.2       Form of warrant to purchase common stock issued to Comcast
             Interactive Capital, LP+

   5.1       Form of Opinion of Baker Botts L.L.P.

  10.1       Investor Rights Agreement, dated as of July 16, 1998.+

  10.2       LinkShare Corporation Long-Term Incentive Plan.+

  10.3       Lease Agreement and Sublease Agreement for 215 Park Avenue South,
             New York, New York.+

  10.4       Employment Agreement with Stephen D. Messer.*

  10.5       Employment Agreement with Heidi S. Messer.*

  23.1       Consent of KPMG LLP.

  23.2       Form of Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

  23.3       Consent of Edward P. Gilligan.

  23.4       Consent of I. Martin Pompadur.

  24.1       Power of Attorney (included on page II-6).+

  27.1       Financial Data Schedule.

--------

+ Previously filed
* To be filed by amendment

   (b) Financial Statement Schedules. Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

   (a) LinkShare hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of LinkShare pursuant to the foregoing provisions, or otherwise, LinkShare has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by LinkShare of expenses incurred or paid by a director, officer or controlling person of LinkShare in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, LinkShare will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (c) LinkShare hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 14, 2000.

                                          Linkshare Corporation

                                            By:  /s/ Stephen D. Messer
                                               _______________________________
                                            Name: Stephen D. Messer
                                            Title:Chairman of the Board and
                                            Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

*                                      Chairman of the Board,
______________________________________  Chief Executive Officer
Stephen D. Messer                       and Director (Principal
                                        Executive Officer)

*                                      President and Director
______________________________________
Heidi S. Messer

*                                      Director
______________________________________
Douglas A. Alexander

*                                      Treasurer and Chief
______________________________________  Financial Officer
Bowers W. Espy                          (Principal Financial and
                                        Accounting Officer)

*By:   /s/ Joseph E. Young                                          April 14, 2000
______________________________________
         Joseph E. Young
         Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit No. Document
 ----------- --------
   1.1       Form of Underwriting Agreement.*

   3.1 Restated Certificate of Incorporation of the Registrant, as amended to date.+

   3.2       Form of Amended and Restated Certificate of Incorporation of the
             Registrant to be in effect upon the closing of this offering.+

   3.3       Bylaws of the Registrant, as amended to date.+

   3.4 Form of Amended and Restated Bylaws of the Registrant to be in effect upon the closing of this offering.+

   4.1 Specimen certificate for shares of common stock, par value $.001 per share, of the Registrant.+

   4.2       Form of warrant to purchase common stock issued to Comcast
             Interactive Capital, LP+

   5.1       Form of Opinion of Baker Botts L.L.P.

  10.1       Investor Rights Agreement, dated as of July 16, 1998.+

  10.2       LinkShare Corporation Long-Term Incentive Plan.+

  10.3       Lease Agreement and Sublease Agreement for 215 Park Avenue South,
             New York, New York.+

  10.4       Employment Agreement with Stephen D. Messer.*

  10.5       Employment Agreement with Heidi S. Messer.*

  23.1       Consent of KPMG LLP.

  23.2       Form of Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

  23.3       Consent of Edward P. Gilligan.

  23.4       Consent of I. Martin Pompadur.

  24.1       Power of Attorney (included on page II--6).+

  27.1       Financial Data Schedule.

--------

+ Previously filed
* To be filed by amendment.